Exhibit 10.1

Execution Version

Deal:

CUSIP: 15200CAL3

ISIN: US15200CAL37

Facility:

CUSIP: 15200CAM1

ISIN: US15200CAM10

$2,200,000,000

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of September 9, 2026

Among

CENTERPOINT ENERGY, INC.,

as Borrower,

THE BANKS PARTIES HERETO,

MIZUHO BANK, LTD.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

BANK OF AMERICA, N.A.,

CITIBANK, N.A.,

MUFG BANK, LTD.,

RBC CAPITAL MARKETS1,

and

BARCLAYS BANK PLC,

as Co-Documentation Agents

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
MIZUHO BANK, LTD.,

and

WELLS FARGO SECURITIES, LLC,

as Global Coordinators,

and

JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD.,

WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC.,

CITIBANK, N.A., MUFG BANK, LTD., RBC CAPITAL MARKETS,

and

BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners

1 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

i

Schedules

Schedule 1.1(A)	-	Schedule of Commitments and Addresses
Schedule 1.1(B)	-	Existing Letters of Credit

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of Revolving Loan Note
Exhibit B-2	-	Form of Swingline Loan Note
Exhibit C	-	Form of Commitment Increase Notice
Exhibit D-1	-	Form of Letter of Credit Application of JPMorgan Chase Bank, N.A.
Exhibit D-2	-	Form of Letter of Credit Application of Barclays Bank PLC
Exhibit D-3	-	Form of Letter of Credit Application of Royal Bank of Canada
Exhibit E	-	Form of Exemption Certificate

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 9, 2026 (this “Agreement”), among CENTERPOINT ENERGY, INC., a Texas corporation (the “Borrower”), the banks and other financial institutions from time to time parties hereto (individually, a “Bank” and, collectively, the “Banks”), MIZUHO BANK, LTD. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as co-syndication agents (in such capacities, the “Co-Syndication Agents”), BANK OF AMERICA, N.A., CITIBANK, N.A., MUFG BANK, LTD., RBC CAPITAL MARKETS2 and BARCLAYS BANK PLC, as co-documentation agents (in such capacities, the “Co-Documentation Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with any successors thereto in such capacity, the “Administrative Agent”).

The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“ABR Loan” means any Loan that bears interest at a rate determined by reference to the Alternate Base Rate.

“ABR Revolving Loan” means a Revolving Loan that is an ABR Loan.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Administrative Agent” has the meaning specified in the introduction to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Bank, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means any Person that, directly or indirectly, Controls or is Controlled by or is under common Control with another Person.

2 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

“Agent Indemnitee” has the meaning specified in Section 9.7.

“Agents” means the collective reference to the Co-Syndication Agents, the Co-Documentation Agents and the Administrative Agent.

“Agreement” has the meaning specified in the introduction to this Agreement.

“Alternate Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Alternate Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Effective Rate or Term SOFR. If the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977.

“Applicable Parties” has the meaning assigned to such term in Section 9.14(c).

“Applicable Rate” means, for any day, with respect to any SOFR Loan or ABR Loan, or with respect to the Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “SOFR Margin”, “ABR Margin” or “Commitment Fee Rate”, as the case may be, based upon the Designated Ratings by S&P and Moody’s, respectively (to the extent that the Borrower shall have provided written notice to the Administrative Agent of such Designated Rating), applicable on such day:

Designated Rating	SOFR Margin	ABR Margin	Commitment Fee Rate
Higher than BBB+/Baa1	1.125%	0.125%	0.125%
BBB+/Baa1	1.250%	0.250%	0.175%
BBB/Baa2	1.500%	0.500%	0.225%
BBB-/Baa3	1.750%	0.750%	0.275%
Lower than BBB-/Baa3	2.000%	1.000%	0.350%

For purposes of the foregoing, (a) if the Designated Ratings differ (i) by one level, the Applicable Rate shall be based upon the higher of such Designated Ratings; (ii) by two levels, the Applicable Rate shall be based upon the level between such Designated Ratings; (iii) by more than two levels, the Applicable Rate shall be based upon the level which is one level above the lower of such Designated Ratings; (b) if only one of the two Rating Agencies issues a Designated Rating, the Applicable Rate shall be based upon such Designated Rating; (c) if the Designated Ratings established by either of the two Rating Agencies shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective three (3) business days after the date on which it is first announced by the applicable Rating Agency (it being understood that a change in outlook status (e.g., watch status, negative outlook status) does not constitute a change in any Designated Rating for purposes hereof); and (d) if the rating system of either Rating Agency shall change, or if either Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith if necessary to amend this definition and the definitions of “Designated Rating” and “Rating Agencies” to reflect such changed rating system or the unavailability of Designated Ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Designated Rating of such Rating Agency most recently in effect prior to such change or cessation.

“Applicable Storm” means any hurricane, tropical storm, ice or snow-storm, flood or other weather-related event or natural disaster subject to the Texas Recovery Law.

“Application” means an application, substantially in the form attached as Exhibit D-1, Exhibit D-2 or Exhibit D-3, as applicable, requesting such Issuing Bank to issue a Letter of Credit.

“Approved Borrower Portal” has the meaning assigned to such term in Section 9.14(a).

“Assignment and Acceptance” has the meaning specified in Section 10.6(c).

“AT&T Stock” means shares of common stock of AT&T, Inc., and any other Reference Shares (as defined in the ZENS Indenture).

“Available Commitment” means, as to any Bank at any time, an amount equal to the excess, if any, of (a) such Bank’s Commitment then in effect over (b) such Bank’s Outstanding Extensions of Credit then outstanding; provided, that in calculating any Bank’s Outstanding Extensions of Credit for the purpose of determining such Bank’s Available Commitment pursuant to Section 3.2, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.9(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank” and “Banks” have the meanings specified in the introduction to this Agreement. Unless the context otherwise requires, the term “Banks” includes the Swingline Lender and each Issuing Bank.

“Bank Affiliate” means, (a) with respect to any Bank, (i) an Affiliate of such Bank that is a bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Bank or an Affiliate of such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by such Bank, an Affiliate of such Bank or the same investment advisor as such Bank or by an Affiliate of such investment advisor.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.9(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date: (a) the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points); or (b) the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.9 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.9.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Borrowed Money” of any Person means (i) any Indebtedness of such Person for or in respect of money borrowed or raised by whatever means (including acceptances, deposits, lease obligations under Capital Leases, Mandatory Payment Preferred Stock and synthetic leases) and (ii) without duplication, any Guarantee by such Person of Indebtedness described in the foregoing clause (i); provided, however, that Borrowed Money shall not include (a) any guarantees that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions, (b) any obligations or guarantees of performance of obligations under a franchise, performance bonds, franchise bonds, obligations to reimburse drawings under letters of credit issued in accordance with the terms of any safe harbor lease or franchise or in lieu of performance or franchise bonds or other obligations that do not represent money borrowed or raised, in each case to the extent that such reimbursement obligations are payable in full within ten (10) Business Days after the date upon which such obligation arises, (c) trade payables, (d) any obligations of such Person under Swap Agreements, (e) customer advance payments and deposits arising in the ordinary course of business and (f) leases that are not Capital Leases or synthetic leases.

“Borrower” has the meaning specified in the introduction to this Agreement.

“Borrower Communications” means, collectively, any Notice of Borrowing, Notice of Interest Conversion/Continuation, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

(i)            Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(ii)           Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

“Borrower Information” has the meaning specified in Section 6.1(j).

“Borrowing” means a borrowing consisting of (a) Revolving Loans of the same Type, and having, in the case of a SOFR Borrowing, the same Interest Period, made on the same day by the Banks or (b) Swingline Loans of the same Type.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the Banks to make Loans hereunder.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to close; provided that, in relation to Loans referencing Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing Term SOFR, “Business Day” shall mean any such day that is only a U.S. Government Securities Business Day.

“Capital Lease” means a lease that, in accordance with GAAP, would be recorded as a capital lease on the balance sheet of the lessee.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person other than a corporation, including partnership interests in partnerships and member interests in limited liability companies, and any and all warrants or options to purchase any of the foregoing (other than any debt security which by its terms is convertible at the option of the holder into Capital Stock, to the extent such holder has not so converted such debt security).

“CEHE” means CenterPoint Energy Houston Electric, LLC, a Texas limited liability company, and a Wholly-Owned Subsidiary of the Borrower.

“CEHE Credit Agreement” means the $1,000,000,000 Third Amended and Restated Credit Agreement, dated as of the date hereof, among CEHE, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions and agents parties thereto, as amended, amended and restated, modified or supplemented from time to time.

“CEHE General Mortgage Indenture” means the General Mortgage Indenture, dated as of October 10, 2002, between CEHE and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A.), as trustee, as amended, amended and restated, modified or supplemented from time to time.

“CEHE Original Mortgage” means the Mortgage and Deed of Trust, dated as of November 1, 1944, by CEHE to The Bank of New York Trust Company, N.A. (as successor to South Texas Commercial National Bank of Houston), as trustee, as amended, amended and restated, modified or supplemented from time to time.

“CERC” means CenterPoint Energy Resources Corp., a Delaware corporation, and a Wholly-Owned Subsidiary of the Borrower.

“CERC Credit Agreement” means the $1,100,000,000 Third Amended and Restated Credit Agreement, dated as of the date hereof, among CERC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions and agents parties thereto, as amended, amended and restated, modified or supplemented from time to time.

“Change in Control” means, with respect to the Borrower, the acquisition (but not the entry into an agreement to make an acquisition) by any Person or “group” (within the meaning of Rule 13d-5 of the Exchange Act) of beneficial ownership (determined in accordance with Rule 13d-3 of the Exchange Act) of Capital Stock of the Borrower, the result of which is that such Person or group beneficially owns 50% or more of the aggregate voting power of all then issued and outstanding Capital Stock of the Borrower (other than such Capital Stock having voting power only by reason of the happening of a contingency which contingency has not yet occurred). For purposes of the foregoing, the phrase “voting power” means, with respect to an issuer, the power under ordinary circumstances to vote for the election of members of the board of directors of such issuer.

“Charter Stock” means shares of common stock of Charter Communications, Inc., and any other Reference Shares (as defined in the ZENS Indenture).

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Closing Date” means the date on which the conditions set forth in Section 5.1 are first satisfied (or waived) in accordance with the terms hereof.

“Co-Documentation Agents” has the meaning specified in the introduction to this Agreement.

“Co-Syndication Agents” has the meaning specified in the introduction to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, as to any Bank, the obligation of such Bank, if any, to make Revolving Loans and Swingline Loans and to participate in L/C Obligations in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Bank’s name on Schedule 1.1(A) and/or in the Assignment and Acceptance pursuant to which such Bank became a party hereto, in each case, as the same may be changed from time to time pursuant to the terms hereof, including the terms of Section 2.6 and Section 4.5 or pursuant to an assignment by such Bank in accordance with Section 10.6.

“Commitment Extension” has the meaning specified in Section 2.7.

“Commitment Fee” has the meaning specified in Section 3.2(a).

“Commitment Increase” has the meaning specified in Section 2.6(a).

“Commitment Increase Agreement” means a Commitment Increase Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, which is entered into by and among the Borrower, the Administrative Agent, the Issuing Banks and one or more New Banks and/or Increasing Banks in order to provide for a Commitment Increase.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Communications” has the meaning specified in Section 10.2(b).

“Competitor” means any competitor of the Borrower, CEHE, CERC or SIGECO that directly or indirectly is engaged in the same or a similar line of business as the Borrower, CEHE, CERC or SIGECO, including, without limitation, any company that provides electricity transmission and distribution services, or that is a public utility, power generation company, or retail electric provider, or that is a holding company for any of the foregoing.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.3(e) and other technical, administrative or operational matters) that the Administrative Agent decides may be reasonably appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capitalization” means, as of any date of determination, the sum of (a) Consolidated Shareholders’ Equity, (b) Consolidated Indebtedness and, without duplication, (c) Mandatory Payment Preferred Stock; provided that, for the purpose of calculating compliance with Section 7.2(a), Consolidated Capitalization shall be determined excluding any non-cash reduction, non-cash charge to net income or other non-cash charges or write-offs in accordance with Accounting Standards Codification (“ASC”) 350 “Intangibles –Goodwill and Other,” ASC 360 “Property, Plant, and Equipment,” ASC 323 “Investments – Equity Method and Joint Ventures” and other similar provisions of GAAP.

“Consolidated Indebtedness” means, as of any date of determination, the sum of:

(i)            the total Indebtedness for Borrowed Money of the Borrower and its Consolidated Subsidiaries as shown on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, determined without duplication of any Guarantee of Indebtedness of the Borrower by any of its Consolidated Subsidiaries or of any Guarantee of Indebtedness of any such Consolidated Subsidiary by the Borrower or any other Consolidated Subsidiary of the Borrower, plus

(ii)           any Mandatory Payment Preferred Stock, less

(iii)          the amount of Indebtedness described in clause (i) attributable to amounts then outstanding under receivables facilities or arrangements to the extent that such amounts would not have been shown as Indebtedness on a balance sheet prepared in accordance with GAAP prior to January 1, 1997, less

(iv)          the aggregate amount of liabilities constituting Indebtedness for Borrowed Money in respect of any Indexed Debt Security as shown on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, less

(v)           Non-Recourse Debt, less

(vi)          Data Center Development Indebtedness.

“Consolidated Shareholders’ Equity” means, as of any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries, less all liabilities of the Borrower and its Consolidated Subsidiaries. As used in this definition, “liabilities” means all obligations that, in accordance with GAAP consistently applied, would be classified on a balance sheet as liabilities (including without limitation (to the extent so classified), (a) Indebtedness; (b) deferred liabilities; and (c) Indebtedness of the Borrower or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of the Borrower or such Consolidated Subsidiary, but in any case excluding as at such date of determination any Junior Subordinated Debt owned by any issuer of Hybrid Equity Securities).

“Consolidated Subsidiary” means, with respect to a specified Person at any date, any Subsidiary or any other Person (other than, with respect to the Borrower, any Securitization Subsidiary or any Unrestricted Subsidiary), the accounts of which under GAAP would be consolidated with those of such specified Person in its consolidated financial statements as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any written agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled” means, with respect to any Person, the ability of another Person (whether directly or indirectly and whether by the ownership of voting securities, contract or otherwise) to appoint and/or remove the majority of the members of the board of directors or other governing body of that Person (and “Control” shall be similarly construed).

“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Bank.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Data Center Developments” means financings (including, without limitation, project financings, synthetic leases, built to suit lease financings and other structured financings), joint ventures and other equity and debt investments, in each case including, without limitation, structures involving assignments or dispositions of related real property, contracts and other related assets, to support the development, design, construction (including expansions, upgrades and other modifications of existing facilities), operation, maintenance and management of energy generation assets and sale and distribution of energy in full or in material part to or for the benefit of one or more data center projects.

“Data Center Development Indebtedness” means Indebtedness and other liabilities and obligations related to Data Center Developments solely to the extent that (i) the obligation, security or other financing arrangement is treated by any Rating Agency as equity, partial equity, intermediate equity, hybrid equity or otherwise not treated as debt for purposes of such Rating Agency's calculation of adjusted debt, leverage, capitalization or similar credit measures, which, in the case of partial credit, only the portion not treated as debt by the applicable Rating Agency shall be included in this clause (i), or (ii) such Indebtedness and other liabilities and obligations constitutes Non-Recourse Debt.

“Data Center Development Liens” means Liens securing Data Center Development Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Declining Bank” has the meaning specified in Section 2.7.

“Default” means any event or condition that, with the lapse of time or the giving of notice or both, would constitute an Event of Default.

“Default Rate” means, with respect to any overdue amount owed hereunder, a rate per annum equal to (a) in the case of overdue principal with respect to any Loan, the sum of the interest rate in effect at such time with respect to such Loan under Section 3.3, plus 2%; provided that in the case of overdue principal with respect to any SOFR Loan, after the end of the Interest Period with respect to such SOFR Loan, the Default Rate shall equal the rate set forth in clause (c) below, (b) in the case of overdue principal with respect to any Reimbursement Obligations, the sum of the interest rate per annum in effect at such time with respect to ABR Loans under Section 3.3, plus 2%, and (c) in the case of overdue interest with respect to any Loan, Commitment Fees or other amounts payable hereunder, the sum of the interest rate per annum in effect at such time with respect to ABR Loans, plus 2%.

“Defaulting Bank” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, the Borrower, any Issuing Bank or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Administrative Agent’s, the Borrower’s, such Issuing Bank’s or the Swingline Lender’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Designated Period” means the period beginning on September 30, 2025 and ending on June 30, 2028.

“Designated Rating” means (a) in the case of S&P, the Borrower’s senior unsecured long-term debt rating or its equivalent (or if such rating is discontinued or unavailable, the Borrower’s corporate credit rating) issued by S&P and (b) in the case of Moody’s, the Borrower’s senior unsecured long-term debt rating or its equivalent (or if such rating is discontinued or unavailable, the Borrower’s long-term issuer rating) issued by Moody’s.

“Disqualified Institution” means, on any date, any Person (and any of such Person’s Subsidiaries or Affiliates clearly identifiable solely on the basis of the similarity of its name) that is a Competitor of the Borrower, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Banks (including by posting such notice to the Platform) not less than three (3) Business Days prior to such date; provided that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment, participation interest or trade hereunder that is otherwise permitted hereunder; provided, further, that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time at the following email address: JPMDQ_Contact@jpmorgan.com. If the DQ List and any updates are not sent to such email address, then such DQ List or update shall not be deemed received and not effective.

“Dollars” and the symbol “$” mean the lawful currency of the United States.

“DQ List” has the meaning specified in Section 10.6(g)(iv).

“Early Funding ABR Loan” has the meaning specified in Section 2.2(a).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Applicable Storm” means any Applicable Storm as to which a Storm Certificate has been received by the Administrative Agent and as to which an Other Covenant Trigger Date has not occurred.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (i) a Bank; (ii) an Affiliate of a Bank; and (iii) any other financial institution that is a “qualified purchaser” as defined under the Investment Company Act of 1940, as amended, and is approved by the Administrative Agent, each Issuing Bank and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 10.6, the Borrower, such approval not to be unreasonably withheld. For the avoidance of doubt, any Disqualified Institution is subject to Section 10.6(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Erroneous Payment” has the meaning assigned to it in Section 9.13(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” has the meaning specified in Section 4.3(a).

“Existing Credit Agreement” means the $2,400,000,000 Second Amended and Restated Credit Agreement, dated as of December 6, 2022, among the Borrower, the Administrative Agent and other financial institutions parties thereto, as heretofore amended, amended and restated, modified or supplemented.

“Existing Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of the Existing Letters of Credit.

“Existing Letters of Credit” means the letters of credit issued under the Existing Credit Agreement, as such letters of credit are described on Schedule 1.1(B).

“Extending Bank” has the meaning specified in Section 2.7.

“Facility” means the Commitments and the extensions of credit made thereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between the United States and another country implementing or modifying the provisions of the foregoing and any law, regulation, rule, promulgation, or official agreement implementing such an official government agreement.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the NYFRB on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero.

“Floor” means a rate of interest equal to zero percent.

“Funding Office” means the office of the Administrative Agent specified in Section 10.2(a) or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Banks.

“GAAP” means, subject to Section 1.4, generally accepted accounting principles in effect from time to time in the United States of America.

“Global Coordinators” means JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and Wells Fargo Securities, LLC, in their capacities as global coordinators of the Facility.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing Person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any principal of any Indebtedness for Borrowed Money (the “primary obligation”) of any other third Person in any manner, whether directly or indirectly, including any obligation of the guaranteeing Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or (iii) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith (and “guaranteed” and “guarantor” shall be construed accordingly).

“Highest Lawful Rate” means, with respect to each Bank, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received with respect to any Loan or on other amounts, if any, due to such Bank pursuant to this Agreement or any other Loan Document under applicable law. “Applicable law” as used in this definition means, with respect to each Bank, that law in effect from time to time that permits the charging and collection by such Bank of the highest permissible lawful, nonusurious rate of interest on the transactions herein contemplated including the laws of each State that may be held to be applicable, and of the United States, if applicable.

“Hybrid Equity Securities” means, on any date (the “determination date”), any securities issued by the Borrower or a Restricted Subsidiary, other than common stock, that meet the following criteria: (a) the Borrower demonstrates that such securities are classified, at the time they are issued, as possessing a minimum of “intermediate equity content” by S&P and “Basket C equity credit” by Moody’s (or the equivalent classifications then in effect by such agencies) and (b) such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination or expiration of the Commitments and the repayment in full of the obligations hereunder. As used in this definition, “mandatory redemption” shall not include conversion of a security into common stock.

“Increase Date” has the meaning specified in Section 2.6(a).

“Increasing Bank” has the meaning specified in Section 2.6(a).

“Indebtedness” of any Person means the sum, without duplication, of (a) all items (other than Capital Stock, capital surplus, retained earnings, other comprehensive income, treasury stock and any other items that would properly be included in shareholder equity) that, in accordance with GAAP consistently applied, would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date on which the Indebtedness is to be determined, (b) all obligations of such Person, contingent or otherwise, as account party or applicant (or equivalent status) in respect of any standby letters of credit or equivalent instruments, and (c) without duplication, the amount of Guarantees by such Person of items described in clauses (a) and (b); provided, however, that Indebtedness of a Person shall not include (i) any Junior Subordinated Debt owned by any issuer of Hybrid Equity Securities, (ii) any Guarantee by the Borrower or its Subsidiaries of payments with respect to any Hybrid Equity Securities, (iii) any Securitization Securities, (iv) any Hybrid Equity Securities, (v) any Indebtedness defeased by such Person or by any Subsidiary of such Person, (vi) any trade payables accrued in the ordinary course of business and not overdue for more than sixty (60) days, accrued payroll, bonuses or taxes, deferred revenue, reserves for litigation, warranties, environmental, self-insurance or restructuring, deferred income tax liabilities, pension and benefit obligations, lease liabilities (other than the principal portion of those arising from any Capital Lease or synthetic lease), right of use assets, earnout liabilities to the extent expected to be, or actually, reported on such Person’s financial statements as liabilities that are contingent in accordance with GAAP, contingent liabilities (other than any Guarantees of such Person described in clause (c) hereto), and lease accounting adjustments and (vii) obligations solely with respect to Liens on equity interests in an Unrestricted Subsidiary to the extent that, under the terms of such obligations and pursuant to Applicable Law, such obligations do not provide for recourse against the Borrower or any Restricted Subsidiary of the Borrower (other than to the extent of such equity interests) or any property or asset of the Borrower or any Restricted Subsidiary of the Borrower (other than to the extent of such equity interests).

“Indemnified Taxes” has the meaning specified in Section 4.3(a).

“Indexed Asset” means, with respect to any Indexed Debt Security, (i) any security or commodity that is deliverable upon maturity of such Indexed Debt Security to satisfy the obligations under such Indexed Debt Security at maturity or (ii) any security, commodity or index relating to one or more securities or commodities used to determine or measure the obligations under such Indexed Debt Security at maturity thereof.

“Indexed Debt Securities” means (a) the ZENS and (b) any other security issued by the Borrower or any Consolidated Subsidiary of the Borrower that (i) (x) in accordance with GAAP, is shown on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as Indebtedness or a liability and (y) the obligations at maturity of which may under certain circumstances be satisfied completely by the delivery of, or the amount of such obligations are determined by reference to, (1) one or more equity securities owned by the Borrower or any of its Consolidated Subsidiaries which is issued by one or more issuers other than the Borrower or any such Consolidated Subsidiary or (2) an underlying commodity or security owned by the Borrower or any of its Consolidated Subsidiaries, (ii) with respect to which the Borrower or any Consolidated Subsidiary of the Borrower either (x) owns or has in effect rights providing substantially the economic effect, in such context, of owning, a sufficient amount of the Indexed Asset relating thereto to satisfy completely its obligations at maturity thereof or (y) has in effect a hedging arrangement sufficient to enable it to satisfy completely its obligations at maturity thereof and (iii) with respect to which the liabilities have increased from the amount of liabilities in respect thereof at the time of their issuance by reason of an increase in the price of the Indexed Asset relating thereto, the excess of (x) the aggregate amount of liabilities in respect of such Indexed Debt Securities at the time of determination over (y) the initial amount of liabilities in respect of such Indexed Debt Securities at the time of their issuance, provided that at the time of determination such increase in the price of the Indexed Asset relating to such Indexed Debt Securities has not been recorded in such consolidated balance sheet.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA (and “Insolvent” shall be construed accordingly for such purposes).

“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or such other period as is available to all of the Banks), as specified in the applicable Notice of Borrowing or Notice of Interest Conversion/Continuation; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 3.9(d) shall be available for specification in such Notice of Borrowing or Notice of Interest Conversion/Continuation. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment” has the meaning specified in Section 7.2(g).

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) each of JPMorgan Chase Bank, N.A., Barclays Bank PLC and Royal Bank of Canada in its capacity as an issuer of any Letter of Credit, provided, however, that no Issuing Bank shall be required, without the consent of such Issuing Bank, to issue Letters of Credit in excess of its applicable L/C Commitment at any time outstanding for each such Issuing Bank, and (b) any other Bank, in such capacity, designated to be an Issuing Bank by the Borrower that agrees to issue Letters of Credit. Any reference to an Issuing Bank herein means the applicable institution issuing the applicable Letter of Credit.

“Joint Venture” means any joint venture (whether in the form of a partnership, limited liability company, corporation or other business entity) in which the Borrower directly or indirectly owns at least 50% of the Capital Stock.

“Joint Venture Entity” means any Joint Venture, any Wholly-Owned Subsidiary of a Joint Venture or any JV Subsidiary.

“Junior Subordinated Debt” means subordinated debt of the Borrower or any Subsidiary of the Borrower (i) that is issued to an issuer of Hybrid Equity Securities in connection with the issuance of such Hybrid Equity Securities, (ii) the payment of the principal of which and interest on which is subordinated (with certain exceptions) to the prior payment in full in cash or its equivalent of all senior indebtedness of the obligor thereunder and (iii) that has an original tenor no earlier than 30 years from the issuance thereof.

“JV Subsidiary” means any Wholly-Owned Subsidiary of the Borrower that directly holds Capital Stock of a Joint Venture.

“L/C Commitment” means $100,000,000 in the aggregate, which are in part as follows: (a) as to JPMorgan Chase Bank, N.A., $15,000,000 as of the Closing Date, (b) as to Barclays Bank PLC, $15,000,000 as of the Closing Date, (c) as to Royal Bank of Canada, $30,000,000 as of the Closing Date and (d) as to each other Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.5 as set forth in the instrument under which such Issuing Bank became an Issuing Bank. It is understood and agreed that as of the Closing Date, JPMorgan Chase Bank, N.A., Barclays Bank PLC and Royal Bank of Canada have an aggregate L/C Commitment of $60,000,000, but that the remaining $40,000,000 of the L/C Commitment may be committed to by Issuing Banks after the Closing Date pursuant to the terms of this Agreement.

“L/C Exposure” means, with respect to any Bank at any time, such Bank’s Revolving Percentage of the L/C Obligations at such time.

“L/C Fee Accrual Date” means (a) while the L/C Commitment remains in effect, the last day of each March, June, September and December, commencing on September 30, 2026, and (b) the Termination Date.

“L/C Obligations” means, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of drawings under Letters of Credit that have not been reimbursed pursuant to Section 2.5 at such time.

“L/C Participants” means the collective reference to all the Banks other than the Issuing Bank in their respective capacities as participants in L/C Obligations.

“Lead Arrangers” means JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., Wells Fargo Securities, LLC, BofA Securities, Inc., Citibank, N.A., MUFG Bank, Ltd., RBC Capital Markets3 and Barclays Bank PLC, in their capacities as joint lead arrangers and joint bookrunners.

“Letters of Credit” has the meaning assigned to such term in Section 2.5(a)(ii).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance or lien of any kind whatsoever (including any Capital Lease).

“Loan” means a Revolving Loan or a Swingline Loan, as the context may require.

“Loan Documents” means this Agreement and the Notes.

“Majority Banks” means, at any time, subject to Section 2.8, Banks having Commitments in excess of 50% of the Total Commitments then in effect or, if the Commitments shall have terminated, Banks having Outstanding Extensions of Credit in excess of 50% of the Total Outstanding Extensions of Credit then outstanding; provided that the Commitments of any Bank that is an Affiliate of the Borrower and of any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

“Mandatory Payment Preferred Stock” means any preference or preferred stock of the Borrower or of any Consolidated Subsidiary (other than (x) any preference or preferred stock issued to the Borrower or its Subsidiaries, (y) Hybrid Equity Securities, and (z) Junior Subordinated Debt) that is subject to mandatory redemption, sinking fund or retirement provisions (regardless of whether any portion thereof is due and payable within one year), other than (i) as a result of a change of control, casualty, condemnation event or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, casualty, condemnation event or asset sale event shall be subject to the prior repayment in full of the Loans, termination of the Commitments and payment of all other amounts that are then outstanding under the Loan Documents and (ii) for any such mandatory redemption or retirement provision that is due after 90 days following the Maturity Date.

3 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents on a timely basis (it being understood that Material Adverse Effect shall not include the effect of any True-Up Litigation).

“Material Indebtedness” has the meaning specified in Section 8.1(f).

“Maturity Date” means September 9, 2031, subject to the extension thereof with respect to all or part of the Commitments pursuant to Section 2.7.

“Moody’s” means Moody’s Investors Service, Inc. and any successor rating agency.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Tangible Assets” means the total assets of the Borrower, its Consolidated Subsidiaries and the Unrestricted Subsidiaries, minus goodwill and other intangible assets as shown on the balance sheet of the Borrower, its Consolidated Subsidiaries and the Unrestricted Subsidiaries delivered pursuant to Section 7.1(a) in respect of the most recently ended fiscal quarter of the Borrower.

“New Bank” has the meaning specified in Section 2.6(a).

“Non-Recourse Debt” means (i) any Indebtedness for Borrowed Money incurred (A) by any Project Financing Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or incurred in connection with providing financing for, any project, including Data Center Developments or (B) by any Unrestricted Subsidiary or Joint Venture Entity in connection with Data Center Developments, which Indebtedness for Borrowed Money, in each case, does not provide for recourse against the Borrower or any Restricted Subsidiary of the Borrower (other than a Project Financing Subsidiary and such recourse as exists under a Performance Guaranty) or any property or asset of the Borrower or any Restricted Subsidiary of the Borrower (other than (1) Capital Stock of, or the property or assets of, a Project Financing Subsidiary, Unrestricted Subsidiary or Joint Venture Entity or (2) recourse under a Performance Guaranty) and (ii) any refinancing of such Indebtedness for Borrowed Money that does not increase the outstanding principal amount thereof (other than to pay costs incurred in connection therewith and the capitalization of any interest, fees, premium or penalties) at the time of the refinancing or increase the property subject to any Lien securing such Indebtedness for Borrowed Money or otherwise add additional security or support for such Indebtedness for Borrowed Money.

“Note” means a Revolving Loan Note or a Swingline Loan Note, as the context may require.

“Notice Date” has the meaning specified in Section 2.7.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Interest Conversion/Continuation” has the meaning specified in Section 3.6(c).

“NYFRB” means the Federal Reserve Bank of New York.

“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction (or political subdivision or taxing authority thereof or therein) imposing such Tax (other than a connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).

“Other Covenant Trigger Date” means, for any Applicable Storm as to which a Storm Certificate has been received by the Administrative Agent, the earliest to occur of (x) the issuance, in one or more transactions, of Securitization Securities in respect of all Storm Restoration Cost Recoveries arising in connection with such Applicable Storm, (y) the first anniversary of the delivery of such Storm Certificate, and (z) the revocation by the Borrower of such Storm Certificate in accordance with Section 7.2(i).

“Other Taxes” has the meaning specified in Section 4.3(b).

“Outstanding Extensions of Credit” means, as to any Bank at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans made by such Bank then outstanding, (b) such Bank’s L/C Exposure at such time and (c) such Bank’s Swingline Exposure at such time.

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Participant” has the meaning specified in Section 10.6(b).

“Participant Register” has the meaning specified in Section 10.6(b).

“Payment Recipient” has the meaning assigned to it in Section 9.13(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Performance Guaranty” means any guaranty issued in connection with any Non-Recourse Debt that (i) if secured, is secured only by assets of or Capital Stock of a Project Financing Subsidiary, and (ii) guarantees to the provider of such Non-Recourse Debt or any other Person (a) performance of the improvement, installment, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Non-Recourse Debt, (b) completion of the minimum agreed equity or other contributions or support to the relevant Project Financing Subsidiary, or (c) performance by a Project Financing Subsidiary of obligations to Persons other than the provider of such Non-Recourse Debt.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted JV Asset Transfer” means any contribution, disposition or other transfer by the Borrower or any of its Subsidiaries of property or assets of, or equity interests in, (i) any property to any Joint Venture Entity to facilitate a Data Center Development and (ii) any natural gas pipeline Subsidiary or field services Subsidiary to any Joint Venture or any Wholly-Owned Subsidiary of a Joint Venture, including by way of any merger or consolidation of any natural gas pipeline Subsidiary or field services Subsidiary into or with any Joint Venture or Wholly-Owned Subsidiary of a Joint Venture (it being understood that a series of substantially contemporaneous transactions that results in the transfer of property or assets of, or equity interests in, any natural gas pipeline Subsidiary or field services Subsidiary to any Joint Venture or Wholly-Owned Subsidiary of a Joint Venture shall constitute a Permitted JV Asset Transfer), in each case of clause (i) and clause (ii), so long as, following any downgrade in the Designated Ratings effected by such contribution, disposition or other transfer, the Applicable Rate is higher than BBB+/Baa1 (as issued by S&P and Moody’s, respectively), as determined based on the level corresponding to the Designated Ratings as set forth in the definition of “Applicable Rate” within 90 days following the public announcement of such contribution, disposition or other transfer (provided that, if prior to the expiration of such 90-day period, any of S&P and Moody’s makes a public announcement that it is considering a possible ratings change as a result of such Permitted JV Asset Transfer but does not downgrade the applicable Designated Rating within such 90-day period, such 90-day period shall be extended until the earliest to occur of (I) the expiration of an additional 30-day period, (II) the withdrawal of such public announcement or the making of another public announcement that such Rating Agency is no longer considering a possible ratings change as a result of such contribution, disposition or other transfer and (III) the downgrading by such Rating Agency of the applicable Designated Rating as a result of such contribution, disposition or other transfer).

“Permitted Liens” means, with respect to any Person:

(a)           Liens for Taxes, assessments or other governmental charges that are not delinquent or that remain payable without any penalty, or the validity or amount of which is contested in good faith by appropriate proceedings, provided, however, that adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, and provided, further, that any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of such Person or any Subsidiary of such Person by reason of such Lien has not matured, or has been, and continues to be, effectively enjoined or stayed;

(b)           landlord Liens for rent not yet due and payable and Liens for materialmen, mechanics, warehousemen, carriers, employees, workmen, repairmen and other similar nonconsensual Liens imposed by operation of law, for current wages or accounts payable or other sums not yet delinquent, in each case arising in the ordinary course of business or, if overdue, that are being contested in good faith by appropriate proceedings, provided, however, that any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of such Person or any Subsidiary of such Person by reason of such Lien has not matured, or has been, and continues to be, effectively enjoined or stayed;

(c)           Liens (other than any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code, ERISA or any environmental law, order, rule or regulation) incurred or deposits made, in each case, in the ordinary course of business, (i) in connection with workers’ compensation, unemployment insurance and other types of social security or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance or payment bonds, purchase, construction, sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property;

(d)           Liens (other than Liens for taxes, assessments or other governmental charges) arising out of or in connection with any litigation or other legal proceeding that is being contested in good faith by appropriate proceedings; provided, however, that adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; and provided, further, that, subject to Section 8.1(i) (so long as such Lien is discharged or released within 60 days of attachment thereof), any right to seizure, levy, attachment, sequestration, foreclosure or garnishment with respect to Property of such Person or any Subsidiary of such Person by reason of such Lien has not matured, or has been, and continues to be, effectively enjoined or stayed;

(e)           precautionary filings under the applicable Uniform Commercial Code made by a lessor with respect to personal property leased to such Person or any Subsidiary of such Person;

(f)            other non-material Liens or encumbrances, none of which secures Indebtedness for Borrowed Money of the Borrower or any of its Subsidiaries or interferes materially with the use of the Property affected in the ordinary conduct of Borrower’s or its Subsidiaries’ business and which, individually or in the aggregate, do not have a Material Adverse Effect;

(g)           easements, rights-of-way, restrictions and other similar encumbrances and exceptions to title existing or incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(h)           (i) Liens created by Capital Leases, provided that the Liens created by any such Capital Lease attach only to the Property leased to the Borrower or one of its Subsidiaries pursuant thereto and any proceeds from the sale of such property, (ii) purchase money Liens securing Indebtedness of the Borrower or any of its Subsidiaries (including such Liens securing such Indebtedness incurred within twelve months of the date on which such Property was acquired), provided that all such Liens attach only to the Property purchased and any proceeds from the sale of such property with the proceeds of the Indebtedness secured thereby and only secure the Indebtedness incurred to finance such purchase, (iii) Liens on receivables, customer charges, notes, ownership interests, contracts or contract rights created in connection with a sale, securitization or monetization of such receivables, customer charges, notes, ownership interests, contracts or contract rights, and Liens on rights of the Borrower or any Subsidiary related to such receivables, customer charges, notes, ownership interests, contracts or contract rights which are transferred to the purchaser of such receivables, customer charges, notes, ownership interests, contracts or contract rights in connection with such sale, securitization or monetization, provided that such Liens secure only the obligations of the Borrower or any of its Subsidiaries in connection with such sale, securitization or monetization and (iv) Liens created by leases that do not constitute Capital Leases at the time such leases are entered into, provided that the Liens created thereby attach only to the Property leased to the Borrower or one of its Subsidiaries pursuant thereto;

(i)            Liens on cash and short-term investments (i) deposited by the Borrower or any of its Subsidiaries in accounts with or on behalf of futures contract brokers or other counterparties or (ii) pledged by the Borrower or any of its Subsidiaries, in the case of clause (i) or (ii) to secure its obligations with respect to contracts (including physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase or sale of any energy-related commodity or interest rate or currency rate management contracts;

(j)            Liens on (i) Property owned by a Project Financing Subsidiary or (ii) equity interests in a Project Financing Subsidiary (including in each case a pledge of partnership interests, common stock or membership interests in a limited liability company) securing Indebtedness of the Borrower or any of its Subsidiaries incurred in connection with a Project Financing;

(k)           Data Center Development Liens;

(l)            Liens arising under the agreements to effect the VEDO Disposition; and

(m)          Liens on equity interests in an Unrestricted Subsidiary (including in each case a pledge of partnership interests, common stock or membership interests in a limited liability company) securing, subject to Section 7.2(g), Indebtedness of such Unrestricted Subsidiary.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government (or any political subdivision or agency thereof) or any other entity of whatever nature.

“Plan” means, at a particular time with respect to the Borrower, any employee benefit plan that is covered by ERISA and in respect of which Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means the regulations promulgated by the United States Department of Labor at 29 C.F.R. Section 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 10.2(b).

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “prime rate” in the U.S., or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” interest rate, or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Project Financing” means any Indebtedness or lease obligations that do not constitute Capital Leases at the time such leases are entered into, in each case that are incurred to finance a project or group of projects (including any construction financing) to the extent that such Indebtedness (or other obligations) expressly are not recourse to the Borrower or any of its Restricted Subsidiaries (other than a Project Financing Subsidiary) or any of their respective Property other than the Property of a Project Financing Subsidiary and equity interests in a Project Financing Subsidiary (including in each case a pledge of partnership interests, common stock or membership interests in a limited liability company).

“Project Financing Subsidiary” means any Restricted Subsidiary of the Borrower (or any other Person in which Borrower directly or indirectly owns a 50% or less interest) whose principal purpose is to incur Project Financing or to become an owner of interests in a Person so created to conduct the business activities for which such Project Financing was incurred, and substantially all the fixed assets of which Subsidiary or Person are those fixed assets being financed (or to be financed) in whole or in part by one or more Project Financings.

“Property” means any interest or right in any kind of property or asset, whether real, personal or mixed, owned or leased, tangible or intangible and whether now held or hereafter acquired.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 10.2(b).

“PUC” means the Public Utility Commission of Texas.

“Purchasing Banks” has the meaning specified in Section 10.6(c).

“Rating Agencies” means (a) S&P and (b) Moody’s.

“Register” has the meaning specified in Section 10.6(d).

“Regulation U” means Regulation U of the Board or any other regulation hereafter promulgated by the Board to replace the prior Regulation U and having substantially the same function.

“Regulatory Authority” has the meaning specified in Section 10.17.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 2.5(e) for amounts drawn under Letters of Credit.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA and PBGC Reg. § 4043, other than those events as to which the thirty-day notice period is waived under PBGC Reg. § 4043 or other regulations, notices or rulings issued by the PBGC.

“Requirement of Law” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of any Governmental Authority.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, its chief financial officer, chief accounting officer, assistant treasurer, treasurer or controller of such Person or any other officer of such Person whose primary duties are similar to the duties of any of the previously listed officers of such Person.

“Restricted Subsidiaries” means all Subsidiaries of the Borrower other than Unrestricted Subsidiaries.

“Revolving Loan” has the meaning specified in Section 2.1(a).

“Revolving Loan Note” means a promissory note of the Borrower in favor of a Bank evidencing the Revolving Loans made by such Bank in substantially the form of Exhibit B-1.

“Revolving Percentage” means, as to any Bank at any time, a fraction (expressed as a percentage) the numerator of which is the amount of such Bank’s Commitment or, if the Commitments shall have terminated, the Outstanding Extensions of Credit of such Bank then outstanding, and the denominator of which is the Total Commitments then in effect or, if the Commitments shall have terminated, the Total Outstanding Extensions of Credit then outstanding; provided that in the case of Section 2.8 when a Defaulting Bank shall exist, “Revolving Percentage” shall mean the percentage of the Total Commitments (disregarding any Defaulting Bank’s Commitment) represented by such Bank’s Commitment. If the Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Bank’s status as a Defaulting Bank at the time of determination.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, limited to Belarus, the Crimea region of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic and Russia).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including, without limitation, those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the U.S. Securities and Exchange Commission and any successor thereto.

“Secured Indebtedness” means, with respect to any Person, all Indebtedness secured (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured) by any Lien on any Property (including accounts and contract rights) owned by such Person or any of its Subsidiaries, even though such Person has not assumed or become liable for the Payment of such Indebtedness; provided, however, that Data Center Development Indebtedness and Indebtedness of an Unrestricted Subsidiary, Joint Venture Entity or Project Financing Subsidiary shall not be deemed to be Secured Indebtedness of the Borrower or any Significant Subsidiary solely as a result of being secured by Liens on Capital Stock of such Unrestricted Subsidiary, Joint Venture Entity or Project Financing Subsidiary.

“Securitization Securities” means (i) bonds or other debt securities issued to securitize the regulatory assets and related rights of the Borrower or any of its Subsidiaries arising in connection with the recovery of the costs of restoration, repair and related matters following Hurricane Ike or any Effective Applicable Storm if (and only if) recourse for the payment of debt service of such bonds is limited to such regulatory assets and related rights and (ii) bonds or other debt securities issued to securitize the intangible regulatory assets and related rights of the Borrower or any of its Subsidiaries arising pursuant to regulatory approval of a special utility tariff or similar revenue stream to recover costs such as the costs of, or related to, removal, restoration, repair or early retirement of facilities and other assets, excess fuel costs, other unforeseen or extraordinary costs as a result of a natural disaster or stranded asset costs, or costs associated with the issuance and servicing of Securitization Securities, if (and only if) recourse for the payment of debt service of such bonds or other debt securities is limited to (A) such special utility tariff or similar revenue stream (and in no event to the tangible underlying regulatory asset of the Borrower or any of its Subsidiaries (other than the issuer of the bonds and its assets)) or (B) rights under a financing order issued by the Indiana Utility Regulatory Commission (or other state regulatory body) to the Borrower or any of its Subsidiaries to bill, charge and collect dedicated charges to pay the debt service and other authorized costs of such bonds or other debt securities; it being understood that obligations of the “sponsor” or “servicer” in the form of standard sponsor or servicer undertakings shall not constitute “recourse”, and in either case, no recourse of such bonds or other debt securities shall exist to the Borrower and any Subsidiary of the Borrower other than to the Securitization Subsidiary that issued the Securitization Securities.

“Securitization Subsidiary” means a direct or indirect special purpose subsidiary of the Borrower created to issue Securitization Securities.

“SIGECO” means Southern Indiana Gas and Electric Company, an Indiana corporation, and a Wholly-Owned Subsidiary of the Borrower.

“SIGECO Credit Agreement” means the $300,000,000 Amended and Restated Credit Agreement, dated as of the date hereof, among SIGECO, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions and agents parties thereto, as amended, amended and restated, modified or supplemented from time to time.

“SIGECO Mortgage Indenture” means the Amended and Restated Indenture of Mortgage and Deed of Trust, dated as of January 1, 2023, between SIGECO and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as trustee, as amended, amended and restated, modified or supplemented from time to time.

“Significant Subsidiary” means (i) for the purposes of determining what constitutes an “Event of Default” under Sections 8.1(f), (g), (h), (i) and (j), a Subsidiary of the Borrower (other than a Project Financing Subsidiary) whose total assets represent at least 10% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis and (ii) for all other purposes the “Significant Subsidiaries” shall be those Subsidiaries of the Borrower whose total assets represent at least 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis, in the case of each of (i) and (ii), as determined in accordance with GAAP for the Borrower’s most recently completed fiscal year (it being understood that such Subsidiaries may be identified in a certificate or certified written information delivered pursuant to Section 7.1(a)(vi)); provided that (a) no Securitization Subsidiary or Unrestricted Subsidiary shall be deemed to be a Significant Subsidiary or subject to the restrictions, covenants or Events of Default under this Agreement and (b) solely during the Designated Period, VEDO shall not be deemed to be a Significant Subsidiary under this Agreement.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 A.M. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Storm Certificate” means, as to any Applicable Storm, a certificate executed by a Responsible Officer of the Borrower certifying that:

(i)            such Responsible Officer reasonably believes that an Applicable Storm has occurred and providing the date of such occurrence and reasonable detail of such Applicable Storm;

(ii)            such Responsible Officer reasonably believes that the system restoration costs (as defined in the Texas Recovery Law) incurred by the Borrower and its Subsidiaries in connection with such Applicable Storm (before giving effect to any insurance, government grants and other recoveries that the Borrower and its Subsidiaries may receive in connection with such Applicable Storm) are reasonably likely to exceed $100,000,000 in a consecutive twelve-month period;

(iii)           the Borrower (or a Subsidiary thereof) intends to seek to use securitization financing provided for in the Texas Recovery Law to recover all or a part of such system restoration costs relating to such Applicable Storm;

(iv)          after giving effect to the delivery of such Storm Certificate, the representations and warranties of the Borrower contained in Section 6.1 of this Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date of such certificate (except for (i) those representations or warranties or parts thereof that, by their terms, expressly relate solely to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date and (ii) the representations and warranties contained in Sections 6.1(j) and (k) which shall not be required to be made), as though made on and as of the date of such certificate; and

(v)            after giving effect to the delivery of such Storm Certificate, no Default or Event of Default has occurred and is continuing.

“Storm Certificate Effective Date” means, for any Storm Certificate, the date of the receipt of such Storm Certificate by the Administrative Agent.

“Storm Restoration Cost Recoveries” means the amount expected or remaining to be collected from customers in respect of the costs and expenses incurred in the repair or replacement of the electric transmission and/or distribution system supporting operations of CEHE and its Consolidated Subsidiaries and related recovery arising from Hurricane Ike or any Effective Applicable Storm, as the case may be.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding shares of Capital Stock or other ownership interests having ordinary voting power (other than Capital Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more Subsidiaries of such Person, by such Person; provided, however, that no Securitization Subsidiary shall be deemed to be a Subsidiary of the Borrower for any purposes under this Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Borrowing” means a borrowing of a Swingline Loan.

“Swingline Commitment” has the meaning specified in Section 2.4(a).

“Swingline Exposure” means, with respect to any Bank at any time, such Bank’s Revolving Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.4.

“Swingline Loan Note” means a promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, in substantially the form of Exhibit B-2.

“Taxes” has the meaning specified in Section 4.3(a).

“Term SOFR” means,

(a)           for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)           for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the Maturity Date or any earlier date on which (a) the Commitments have been terminated in accordance with this Agreement or (b) all unpaid principal amounts of the Loans hereunder have been declared due and payable in accordance with this Agreement.

“Texas Recovery Law” means Section 36.401 et seq. of the Texas Utilities Code, as amended from time to time.

“Total Commitments” means, at any time, the aggregate amount of the Commitments of all Banks then in effect. The amount of the Total Commitments as of the date hereof is $2,200,000,000.

“Total Outstanding Extensions of Credit” means, at any time, the aggregate amount of the Outstanding Extensions of Credit of all Banks outstanding at such time.

“Tranche” means the collective reference to SOFR Loans, the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Transfer Effective Date” has the meaning specified in Section 10.6(c).

“Transferee” has the meaning specified in Section 10.17.

“Triggering Event” has the meaning specified in Section 4.8(b).

“True-Up Litigation” means any litigation or other proceeding in connection with the determination by the PUC of the recovery by the Borrower and its Subsidiaries of stranded costs and other amounts to be recovered in the true-up process.

“Type” refers to the determination of whether a Revolving Loan is an ABR Loan or a SOFR Loan (or a Borrowing comprised of such Loans).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“Unrestricted Subsidiary” means (a) any Joint Venture Entity that is a Subsidiary of the Borrower, (b) any Subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary in accordance with this definition and (c) any direct or indirect Subsidiary of any of the foregoing. The Borrower may at any time designate any Subsidiary of the Borrower as an Unrestricted Subsidiary if (x) such designation and the Investment of the Borrower in such Subsidiary complies with the limitations in Section 7.2(g) and (y) such Subsidiary: (i) has no Indebtedness with recourse to the Borrower and the Restricted Subsidiaries except that permitted under Section 7.2(g); (ii) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Significant Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding and related transactions are substantially no less favorable to the Borrower or such Significant Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (iii) is a Person with respect to which neither the Borrower nor any of its Significant Subsidiaries has any direct or indirect obligation that violates Section 7.2(g) (A) to subscribe for additional Capital Stock of such Person or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (iv) does not, either alone or in the aggregate, operate, directly or indirectly, all or substantially all of the business of the Borrower and its Subsidiaries.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be evidenced by a certificate of a Responsible Officer of the Borrower providing for such designation and certifying that such designation complied with the preceding conditions and was permitted by Section 7.2(g), which certificate shall be delivered to the Administrative Agent. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 7.2(g), the Borrower shall be in default of such covenant. The Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by such Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under this Agreement calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence immediately following such designation.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Utility Holding, LLC” means Utility Holding, LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of the Borrower.

“WBD Stock” means shares of Series A common stock of Warner Bros. Discovery, Inc., and any other Reference Shares (as defined in the ZENS Indenture).

“Wholly-Owned”, when used in reference to any Subsidiary of any Person, means that all the outstanding Capital Stock (other than directors’ qualifying shares required by law) of such Subsidiary is at the time owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“VEDO” means Vectren Energy Delivery of Ohio, LLC.

“VEDO Disposition” means CERC’s agreement to sell and dispose up to all of the capital stock of VEDO, an Ohio limited liability company.

“ZENS” means the 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 issued pursuant to the ZENS Indenture by the Borrower in an initial aggregate face amount of $999,999,943.25 and the obligations at maturity of which may be determined by reference to shares of AT&T Stock, Charter Stock and WBD Stock.

“ZENS Indenture” means the Indenture entered into by the Borrower in connection with the issuance of the ZENS, together with all instruments and other agreements entered into by the Borrower in connection therewith.

SECTION 1.2. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or a “Swingline Loan”) or by Type (e.g., a “SOFR Loan” or an “ABR Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing” or an “ABR Borrowing”).

SECTION 1.3. Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have such defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time, and (v) references to any Person shall, unless otherwise specified, be construed to include such Person’s successors and assigns.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 1.4. Accounting Terms; GAAP. Except as otherwise expressly provided in this Agreement, all terms of an accounting or financial nature in this Agreement shall be construed in accordance with GAAP; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision of this Agreement to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Banks request an amendment to any provision of this Agreement for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with this Agreement. Notwithstanding any other provision contained herein, GAAP will be deemed for all purposes hereof to treat leases, whether or not then in effect or occurring after December 31, 2014, that would have been classified as operating leases in accordance with GAAP as in effect on December 31, 2014, in a manner consistent with the treatment of such leases under GAAP as in effect on December 31, 2014, notwithstanding any modifications or interpretive changes thereto or implementations of any such modifications or interpretive changes that may have occurred thereafter.

SECTION 1.5. Disclaimer and Exculpation. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration or submission related to Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, or any Benchmark or with respect to any alternative, successor or replacement rate thereof (including any Benchmark Replacement), or any calculation, component definition thereof or rate referenced in the definition thereof, including, without limitation, (a) any such alternative, successor or replacement rate (including any Benchmark Replacement) implemented pursuant to Section 3.9, and (b) the effect, implementation or composition of any Conforming Changes pursuant to Section 3.3(g) or Section 3.9(b), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, or any Benchmark or have the same volume or liquidity as did Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, or any Benchmark prior to its discontinuance or unavailability. In addition, the discontinuation of Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, or any Benchmark and any alternative, successor or replacement reference rate may result in a mismatch between the reference rate referenced in this Agreement and your other financial instruments, including potentially those that are intended as hedges. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, or any Benchmark or any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, with all determinations of such Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, or any Benchmark or such alternative, successor or replacement rate by the Administrative Agent to be conclusive, absent manifest error. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Term SOFR Reference Rate, Term SOFR, Daily Simple SOFR, or any Benchmark or any such alternative, successor or replacement rate, in each case pursuant to the terms of this Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time), and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.6. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

SECTION 1.7. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

SECTION 1.8. Extension of Due Dates. If the due date of any payment hereunder or under any Loan Document falls on a day that is not a Business Day, the due date for such payments (except as otherwise explicitly provided hereunder or under such Loan Document) shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

SECTION 1.9. VEDO Disposition. Notwithstanding anything to the contrary in this Agreement or any Loan Document, the VEDO Disposition and the execution, delivery and performance of one or more agreements by the Borrower, CERC, VEDO or any of the Borrower’s or VEDO’s Affiliates to effect the VEDO Disposition at any time and from time to time during the Designated Period are not prohibited.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS AND LETTERS OF CREDIT

SECTION 2.1. The Commitments.

(a)            Each Bank severally agrees, on the terms and subject to the conditions hereinafter set forth, to make revolving credit loans (each such loan, a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate principal amount that will not result in (i) such Bank’s Outstanding Extensions of Credit exceeding such Bank’s Commitment or (ii) the Total Outstanding Extensions of Credit exceeding the Total Commitments; provided that no Revolving Loan shall be made as a SOFR Loan with an Interest Period ending after the Termination Date.

(b)            Each Revolving Borrowing shall be denominated in Dollars and shall consist of Revolving Loans of the same Type made on the same day by the Banks ratably according to their respective Revolving Percentages. Each Revolving Borrowing of SOFR Loans by the Borrower shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided that no more than ten SOFR Tranches shall be outstanding at any time. Each Revolving Borrowing of ABR Loans by the Borrower shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. Within the limits of the applicable Commitments, the Borrower may borrow and prepay Loans pursuant to Section 4.6 and reborrow Revolving Loans under this Section 2.1. The principal amount outstanding on the Revolving Loans and all other amounts accrued hereunder shall be due and payable by the Borrower on the Termination Date, together with accrued and unpaid interest thereon.

SECTION 2.2. Procedure for Revolving Loan Borrowing.

(a)            The Borrower may borrow Revolving Loans on any Business Day during the period from and including the Closing Date to and excluding the Termination Date, provided that the Borrower shall give the Administrative Agent irrevocable oral notice or written notice pursuant to a notice of borrowing, in substantially the form provided by the Administrative Agent to the Borrower prior to the Closing Date or such other form approved by the Administrative Agent and the Borrower and separately provided to the Borrower (“Notice of Borrowing”), which shall be signed by the Borrower (provided that, if such Notice of Borrowing is submitted through an Approved Borrower Portal, the foregoing signature request may be waived at the sole discretion of the Administrative Agent) and shall specify therein the requested (i) date of such Borrowing, (ii) Type of Revolving Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) Interest Period for the Revolving Loans comprising such Borrowing (in the case of any Borrowing of SOFR Loans):

(i)            not later than 1:00 P.M. (New York City time) on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing in the case of a Borrowing of SOFR Loans;

(ii)           not later than 1:00 P.M. (New York City time) on the Business Day immediately preceding the date of the proposed Borrowing in the case of a Borrowing of Early Funding ABR Loans; and

(iii)          not later than 1:00 P.M. (New York City time) on the same Business Day of the proposed Borrowing in the case of a Borrowing of any other ABR Loans.

With respect to any oral notice of borrowing given by the Borrower, the Borrower shall promptly thereafter confirm such notice in writing pursuant to a Notice of Borrowing. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Bank thereof. Each Bank shall, before 3:00 P.M. (New York City time) on the requested Borrowing Date, make available to the Administrative Agent at the Funding Office, in immediately available funds, such Bank’s applicable Revolving Percentage of such Borrowing; provided, however, that, in the event of a requested ABR Loan with respect to which the Borrower has delivered its Notice of Borrowing on the Business Day immediately preceding the requested Borrowing Date (an “Early Funding ABR Loan”), each Bank shall make its applicable Revolving Percentage of such Borrowing available before 10:00 A.M. (New York City time) on the requested Borrowing Date. The Administrative Agent shall, no later than 4:00 P.M. (New York City time) on such date (or no later than 11:00 A.M. (New York City time), in the case of an Early Funding ABR Loan), make available to the Borrower the proceeds of the Revolving Loans received by the Administrative Agent hereunder by crediting such account of the Borrower which the Administrative Agent and the Borrower shall from time to time designate. Each Notice of Borrowing shall be irrevocable and binding on the Borrower.

(b)            Unless the Administrative Agent shall have received notice from a Bank at least two hours prior to the applicable time described in clause (a) above by which such Bank is required to deliver its funds to the Administrative Agent with respect to any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s applicable Revolving Percentage of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.2(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such date of Borrowing, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily Federal Funds Effective Rate during such period, times (ii) the amount of such Bank’s applicable Revolving Percentage of such Borrowing, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such date of Borrowing to the date on which such Bank’s applicable Revolving Percentage of such Borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this Section 2.2(b) shall be conclusive in the absence of manifest error. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Revolving Loan as part of such Borrowing for purposes of this Agreement. If such Bank’s applicable Revolving Percentage of such Borrowing is not in fact made available to the Administrative Agent by such Bank within one (1) Business Day of such date of Borrowing, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum, equal to (i) the Alternate Base Rate (in the case of ABR Loans) or (ii) the Federal Funds Effective Rate (in the case of SOFR Loans), on demand, from the Borrower.

(c)            The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.

SECTION 2.3. [Reserved].

SECTION 2.4. Swingline Loans.

(a)            Subject to the terms and conditions set forth herein (including satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2), from time to time during the period from the Closing Date until the Termination Date, the Swingline Lender agrees to make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender exceeding $100,000,000 (the “Swingline Commitment”), (ii) the Total Outstanding Extensions of Credit exceeding the Total Commitments or (iii) any Bank’s Outstanding Extensions of Credit exceeding such Bank’s Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Loan shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Each Swingline Loan shall be an ABR Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. The Borrower hereby unconditionally promises to pay to the Swingline Lender (or, as contemplated by Section 2.4(c) below, the Administrative Agent) the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fourteenth (14th) Business Day after such Swingline Loan is made.

(b)            To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed pursuant to a Notice of Borrowing by facsimile or e-mail) (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent), not later than 1:00 P.M. (New York City time) on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of any payment that an Issuing Bank makes under a Letter of Credit as provided in Section 2.5(e), by remittance to the Issuing Bank) by 4:00 P.M. (New York City time) on the requested date of such Swingline Loan.

(c)            The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 A.M. (New York City time) on any Business Day, require the Banks to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Banks will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Bank, specifying in such notice such Bank’s Revolving Percentage of such Swingline Loan or Swingline Loans. Each Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Bank’s Revolving Percentage of such Swingline Loan or Swingline Loans. Each Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.2 with respect to Revolving Loans made by such Bank (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Bank), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Banks. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Banks that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)            Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 3.3(c). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e)            Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.4(d) above.

SECTION 2.5. Letters of Credit.

(a)            L/C Commitment.

(i)            Prior to the Closing Date, the Existing Issuing Bank has issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Letters of Credit hereunder.

(ii)           Subject to the terms and conditions hereof (including satisfaction of the conditions precedent set forth in Sections 5.1 (on the Closing Date) and 5.2 (upon the issuance of each Letter of Credit)), each Issuing Bank, in reliance on the agreements of the other Banks set forth in Section 2.5(d), agrees to issue standby letters of credit (together with the Existing Letters of Credit, the “Letters of Credit”) for the account of the Borrower in support of obligations (including performance, bid and similar bonding obligations and credit enhancement) of the Borrower and its Affiliates on any Business Day on or after the Closing Date and prior to the Termination Date in such form as may be approved from time to time by such Issuing Bank; provided that no Issuing Bank shall issue any Letter of Credit if, after giving effect to such issuance, (A) the L/C Obligations would exceed the L/C Commitment or (B) the Total Outstanding Extensions of Credit then outstanding would exceed the Total Commitments then in effect and provided, further, that no Issuing Bank shall be required, without the consent of such Issuing Bank, to issue Letters of Credit in excess of such Issuing Bank’s applicable L/C Commitment at any time outstanding for each such Issuing Bank.

(iii)          Each Letter of Credit shall be denominated in Dollars and shall be a standby letter of credit issued to support obligations of the Borrower or any of its Affiliates, contingent or otherwise, and expire no later than the Maturity Date.

(iv)          No Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank or any L/C Participant to exceed any limits imposed on such Issuing Bank by, any applicable Requirement of Law.

(b)            Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that an Issuing Bank (i) issue a Letter of Credit by delivering to such Issuing Bank at its address for notices specified herein (or transmitting by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the respective Issuing Bank) an Application therefor, completed to the satisfaction of such Issuing Bank or (ii) extend, modify or increase the amount of an existing Letter of Credit by delivering to such Issuing Bank at its address for notices specified herein (or transmitting by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the respective Issuing Bank) a notice identifying the Letter of Credit to be extended, modified or increased, the proposed date of such extension, modification or increase, the name and address of the beneficiary thereof and such other information as shall be necessary to extend, modify or increase such Letter of Credit. Upon receipt of any Application or a request for an extension, modification or increase of an existing Letter of Credit, the Issuing Bank will process such Application or request and shall promptly issue the Letter of Credit (or an amendment to such existing Letter of Credit, as applicable) requested thereby (but in no event shall any Issuing Bank be required to issue any Letter of Credit (or extension, modification or increase of an existing Letter of Credit) earlier than two Business Days after its receipt of the Application or request therefor, as applicable) by issuing the original of such Letter of Credit (or amendment thereof, as applicable) in a form satisfactory to the Borrower to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and Borrower. The relevant Issuing Bank shall furnish a copy of such Letter of Credit (or amendment thereof, as applicable) to the Borrower promptly following the issuance thereof and notify the Banks of the amount thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c)            Fees, Commissions and Other Charges.

(i)            The Borrower shall pay to the Administrative Agent, for the account of the L/C Participants in accordance with their respective Revolving Percentages, a Letter of Credit participation fee with respect to their participations in each Letter of Credit, which shall accrue at the rate per annum equal to the Applicable Rate for SOFR Loans then in effect, calculated on the basis of a 365- (or 366-, as the case may be) day year, on the aggregate amount available to be drawn under such Letter of Credit for each day during the period from the L/C Fee Accrual Date immediately preceding the most recent L/C Fee Accrual Date (or, if later, the date of issuance of such Letter of Credit or, if earlier, the Closing Date) to the most recent L/C Fee Accrual Date. The Borrower shall pay to the Administrative Agent, for the account of the relevant Issuing Bank, a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at a per annum rate as agreed with such Issuing Bank, which will in no event be in excess of the rate per annum equal to 0.175%, calculated on the basis of a 365- (or 366-, as the case may be) day year, on the aggregate amount available to be drawn under such Letter of Credit issued by such Issuing Bank for each day during the period from the L/C Fee Accrual Date immediately preceding the most recent L/C Fee Accrual Date to the most recent L/C Fee Accrual Date. Such Letter of Credit participation fees and fronting fees shall be payable in arrears on the fifteenth (15th) day following each L/C Fee Accrual Date and shall be nonrefundable.

(ii)           In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Bank for such normal and customary costs and reasonable expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(iii)          The Administrative Agent shall, promptly following its receipt thereof, distribute to the relevant Issuing Bank and the L/C Participants all fees received by the Administrative Agent for their respective accounts pursuant to this Section 2.5(c).

(d)            L/C Participations.

(i)            Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in each Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder and the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.5(e). Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit for which such Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. Each Bank acknowledges and agrees that its obligations to acquire participations pursuant to this Section 2.5(d)(i) in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii)           If any amount required to be paid by any L/C Participant to an Issuing Bank pursuant to Section 2.5(d)(i) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit is not paid to such Issuing Bank within one Business Day after the date such payment is due, such L/C Participant shall pay to such Issuing Bank on demand an amount equal to the product of (A) such amount, times (B) the daily Federal Funds Effective Rate as quoted by the relevant Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Bank, times (C) a fraction, the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.5(d)(i) is not in fact made available to the relevant Issuing Bank by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the Alternate Base Rate. A certificate of the relevant Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(iii)          Whenever, at any time after any Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.5(d)(i), such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to such Issuing Bank the portion thereof previously distributed by such Issuing Bank to it.

(e)            Reimbursement Obligation of the Borrower.

(i)            The Borrower shall reimburse each Issuing Bank for any payment that such Issuing Bank makes under a Letter of Credit on or before the date of such payment if the Borrower receives notice of such payment at or before 10:00 A.M. (New York City time) on the date such payment is made by such Issuing Bank; provided, however, that, if the Borrower does not receive notice of such payment at or before such time on such date or does not reimburse such Issuing Bank under this Section 2.5(e)(i), then Section 2.5(e)(ii) shall apply. Each such payment shall be made to the relevant Issuing Bank at its address for notices specified herein in Dollars and in immediately available funds.

(ii)           Notwithstanding Section 5.2, each drawing under any Letter of Credit shall be deemed to constitute a Borrowing of ABR Loans in the amount of such drawing unless the Borrower has reimbursed the relevant Issuing Bank under Section 2.5(e)(i). The Borrowing Date with respect to each such Borrowing shall be deemed to be the date of such drawing.

(f)            Obligations Absolute.

(i)            The Borrower’s payment obligations under Section 2.5(e) shall be absolute, irrevocable and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower may have or have had against the relevant Issuing Bank or any beneficiary of a Letter of Credit, other than a defense based upon the gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(ii)           The Borrower also agrees with each Issuing Bank that no Issuing Bank shall be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.5(e) shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (ii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred, (iii) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, (iv) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder or under any Letter of Credit.

(iii)          No Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Bank’s gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iv)          The Borrower agrees that any action taken or omitted by any Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrower and shall not result in any liability of such Issuing Bank to the Borrower.

(g)            Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower by telephone (confirmed in writing) of the date and amount thereof and whether such Issuing Bank has made or will make a payment thereunder. The responsibility of such Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

(h)            Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.5, the provisions of this Section 2.5 shall control.

(i)            Replacement, Termination or Resignation of an Issuing Bank.

(i)            Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Banks of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of such replaced Issuing Bank pursuant to Section 2.5(c). From and after the effective date of any such replacement, (A) the applicable successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)           Any Issuing Bank may be terminated at any time upon not less than 10 Business Days’ written notice by the Borrower to the Administrative Agent and such Issuing Bank. The Administrative Agent shall notify the Banks of any such termination of an Issuing Bank. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.5(c). After the effective date of the termination of an Issuing Bank hereunder, (i) such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not be required to issue additional Letters of Credit and (ii) if no Letter of Credit previously issued by such Issuing Bank is then outstanding and no L/C Exposure in respect of any such Letter of Credit then exists, such terminated Issuing Bank shall not be deemed an Issuing Bank for purposes of any provisions hereof or the other Loan Documents which require the consent or approval of each Issuing Bank (provided that such terminated Issuing Bank’s consent shall be required for any waiver, amendment or modification of this Agreement or any other Loan Document that affects the rights or duties of such terminated Issuing Bank hereunder).

(iii)          Any Issuing Bank may resign as an Issuing Bank at any time after which such Issuing Bank is no longer a Bank upon not less than 15 Business Days’ prior written notice to the Administrative Agent and the Borrower. The Administrative Agent shall notify the Banks of any such resignation of such Issuing Bank. At the time any such resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of such resigned Issuing Bank pursuant to Section 2.5(c). From and after the effective date of any such resignation, references herein to the term “Issuing Bank” shall be deemed to refer to such resigned Issuing Bank if the context shall so require. After the resignation of an Issuing Bank hereunder, the resigned Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

SECTION 2.6. Increase in the Total Commitments.

(a)            The Borrower may, without the consent of the Banks, the Administrative Agent or the Issuing Banks, from time to time cause an increase in the Total Commitments (each, a “Commitment Increase”), whether or not the Total Commitments have been reduced pursuant to Section 4.5, by obtaining Commitments from one or more additional Eligible Assignees that are not already Banks hereunder (each, a “New Bank”) and/or by allowing one or more existing Banks to increase their respective Commitments (each, an “Increasing Bank”); provided that (i) each Commitment Increase shall be in a minimum amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof, (ii) each Commitment Increase shall become effective as of a date (the “Increase Date”) that is at least 90 days prior to the Maturity Date then in effect, (iii) no such Commitment Increase shall result in the Total Commitments exceeding $2,500,000,000, (iv) each New Bank and each Increasing Bank providing any portion of any Commitment Increase must be satisfactory to the Administrative Agent, the Swingline Lender and each Issuing Bank, which approval shall not be unreasonably withheld, delayed or conditioned, (v) no Bank shall be required to provide any such increase, and (vi) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Section 5.3 shall be satisfied.

(b)            Each Commitment Increase must be requested by written notice from the Borrower to the Administrative Agent substantially in the form attached hereto as Exhibit C. Each such notice shall specify (i) the proposed Increase Date, (ii) the amount of the requested Commitment Increase (which amount shall conform to the requirements of Section 2.6(a)), (iii) the identity of each New Bank and/or each Increasing Bank that is participating in such Commitment Increase, and (iv) the amount of the respective Commitments of the then existing Banks and the New Banks from and after the applicable Increase Date. If the Administrative Agent and each Issuing Bank approve the New Banks and/or Increasing Banks participating in such Commitment Increase (such approval not to be unreasonably withheld, delayed or conditioned), the Borrower, the Administrative Agent, the Issuing Banks and the applicable New Banks and/or Increasing Banks shall execute a Commitment Increase Agreement, and such Commitment Increase shall be effective on the Increase Date specified therein; provided that, as a condition to the effectiveness of any Commitment Increase, if requested by the Administrative Agent, the Borrower shall deliver to the Administrative Agent (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving such Commitment Increase and (B) opinions of counsel for the Borrower (which may be in-house counsel), in form and substance reasonably acceptable to the Administrative Agent, covering such matters covered by the opinions of counsel delivered pursuant to Section 5.1(c) as the Administrative Agent may reasonably request. On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence, the Administrative Agent shall notify the Banks (including each New Bank) and the Borrower of the occurrence of the Commitment Increase effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Bank and each New Bank.

(c)            The Borrower acknowledges that, if the Total Commitments are increased on a non-pro-rata basis pursuant to any Commitment Increase and there are any outstanding Loans as of the Increase Date for such Commitment Increase, prepayments and/or fundings of all or portions of certain Loans on such date may be required in order for each Bank to hold its Revolving Percentage of each outstanding Loan after giving effect to such Commitment Increase (and any such prepayment or funding shall be subject to the other provisions of this Agreement). Effective upon each Commitment Increase, the amount of the participations held by each Bank in each Letter of Credit then outstanding shall be adjusted such that, after giving effect to such adjustments, each Bank shall hold participations in each such Letter of Credit in accordance with the Revolving Percentage of such Bank after giving effect to such Commitment Increase.

SECTION 2.7. Extension Option. The Borrower may request that the Commitments be extended for up to two additional one year periods by providing not less than 30 days’ written notice (the date of such notice, a “Notice Date”) to the Administrative Agent prior to any anniversary of the Closing Date (or such lesser period of time as the Administrative Agent may permit). If a Bank agrees, in its individual and sole discretion (and with the approval of the Swingline Lender and the Issuing Banks, such approval, in each case, not to be unreasonably withheld, delayed or conditioned), to extend its Commitment (such Bank, an “Extending Bank”), it will notify the Administrative Agent, in writing, of its decision to do so no later than 15 days after the applicable Notice Date (such extension decision, a “Commitment Extension”). The Administrative Agent will notify the Borrower, in writing, of the Banks’ decisions promptly upon receipt thereof and in any event not later than one (1) Business Day after receipt thereof. The Extending Banks’ Commitments will be extended for an additional year from the then current Maturity Date so long as (i) the Commitments of the Extending Banks (after giving effect to any assumption by any Extending Banks of Commitments of Declining Banks as described below), together with the Commitments of any New Banks that replace any Declining Banks, represent more than 50% of the Total Commitments then in effect, and (ii) on the date of any request by the Borrower to extend the Commitments, the applicable conditions set forth in Section 5.3 shall be satisfied. No Commitment Extension shall result in the then-existing Maturity Date being more than five (5) years from the effective date of such Commitment Extension. No Bank shall be required to consent to any such extension request or be required to increase its Commitment. The Maturity Date with respect to any Bank that declines or does not respond to the Borrower’s request for an extension of the Commitments (a “Declining Bank”) shall remain the then-existing Maturity Date (without regard to any extension of the Commitments of other Banks); provided that the Borrower shall continue to have the right to replace any such Declining Bank (with respect to all or any portion of its Commitment) following the effectiveness of any such extension. The Borrower will have the right to accept Commitments from any Eligible Assignee that is not a Bank in an aggregate amount up to the aggregate amount of the Commitments of any Declining Banks; provided that any Eligible Assignee proposed to be substituted for a Declining Bank (unless such Eligible Assignee is an affiliate of a Bank) must be approved by the Administrative Agent, the Swingline Lender and the Issuing Banks, such approval, in each case, not to be unreasonably withheld, delayed or conditioned. The Borrower may only extend the Maturity Date twice during the term of this Agreement pursuant to this Section 2.7.

SECTION 2.8. Defaulting Banks. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)            Commitment Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 3.2(a);

(b)            the Commitment and Outstanding Extensions of Credit of such Defaulting Bank shall not be included in determining whether all Banks (or each Bank) or the Majority Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby if such Bank is an affected Bank; provided, further, that there shall not be any amendment, modification or waiver (i) of any provision of Section 4.2 or Section 10.1 in a manner that would alter the pro rata sharing of payments required thereby, or (ii) causing the reduction of the percentage specified in the definition of Majority Banks, or (iii) causing the consent to the assignment or transfer by the Borrower of any of its respective rights and obligations under this Agreement and the other Loan Documents, in each case without the consent of such Bank;

(c)            if any Swingline Exposure or L/C Obligations exist at the time such Bank becomes a Defaulting Bank then;

(i)            all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Bank shall be reallocated (effective as of the date such Bank becomes a Defaulting Bank) among the non-Defaulting Banks in accordance with their respective Revolving Percentages, but only to the extent the sum of all non-Defaulting Banks’ Outstanding Extensions of Credit plus such Defaulting Bank’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Banks’ Commitments;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within two Business Days following the Borrower’s receipt of written notice by the Administrative Agent, (x) first, prepay such Defaulting Bank’s Swingline Exposure and (y) second, cash collateralize for the benefit of the applicable Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Bank’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.2 for so long as such L/C Exposure is outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Bank’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Bank pursuant to Section 2.5(c) with respect to such Defaulting Bank’s L/C Exposure during the period such Defaulting Bank’s L/C Exposure is cash collateralized;

(iv)          if all or any portion of such Defaulting Bank’s L/C Exposure is reallocated pursuant to clause (i) above, then the Letter of Credit participation fees that otherwise would have been payable to such Defaulting Bank pursuant to Section 2.5(c)(i) with respect to such Defaulting Bank’s reallocated L/C Exposure shall be payable to the non-Defaulting Banks in accordance with such non-Defaulting Banks’ Revolving Percentages after giving effect to such reallocation; and

(v)           if all or any portion of such Defaulting Bank’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Bank hereunder, all Letter of Credit participation fees that otherwise would have been payable to such Defaulting Bank under Section 2.5(c)(i) with respect to such Defaulting Bank’s unreallocated L/C Exposure shall be payable to the Issuing Banks, ratably based on the portion of such L/C Exposure attributable to Letters of Credit issued by each Issuing Bank, until and to the extent that such L/C Exposure is reallocated and/or cash collateralized pursuant to clause (i) or (ii) above;

(d)            so long as such Bank is a Defaulting Bank, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender is satisfied that the related exposure in respect of Swingline Loans, and the Issuing Banks are satisfied that the Defaulting Bank’s then outstanding L/C Exposure, will be 100% covered by the Commitments of the non-Defaulting Banks and, to the extent such 100% coverage is not achieved, by cash collateral which will be provided by the Borrower in accordance with Section 2.8(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 2.8(c)(i) (and such Defaulting Bank shall not participate therein).

If a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Bank (such Bank, a “Disregarded Bank”) shall occur following the date hereof and for so long as such event shall continue, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender is satisfied that the related exposure in respect of Swingline Loans, and the Issuing Banks are satisfied that the Disregarded Bank’s then outstanding L/C Exposure, will be 100% covered by the Commitments of the non-Disregarded Banks and, to the extent such 100% coverage is not achieved, by cash collateral which will be provided by the Borrower in the manner consistent with Section 2.8(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among the non-Disregarded Banks in a manner consistent with Section 2.8(c) (and such Disregarded Bank shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then the Swingline Exposures and L/C Exposures of the Banks shall be readjusted to reflect the inclusion of such Bank’s Commitment, and on such date such Bank shall purchase at par such of the Revolving Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Revolving Loans in accordance with its Revolving Percentage.

The rights and remedies against, and with respect to, a Defaulting Bank under this Section 2.8 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Bank, each Issuing Bank, the Swingline Lender or the Borrower may at any time have against, or with respect to, such Defaulting Bank.

SECTION 2.9. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE III

PROVISIONS RELATING TO ALL LOANS

SECTION 3.1. Evidence of Loans.

(a)            Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

(b)            The Administrative Agent shall maintain the Register pursuant to Section 10.6(d) and a subaccount therein for each Bank, in which shall be recorded (i) the amount of each Loan made by each Bank through the Administrative Agent hereunder, the Class, Tranche and Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof.

(c)            The entries made in the Register and the accounts of each Bank maintained pursuant to Section 3.1(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amount of the obligations of the Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans actually made to the Borrower by such Bank in accordance with the terms of this Agreement.

(d)            Any Bank may request that the Loans made by such Bank be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Bank a Note payable to such Bank.

SECTION 3.2. Fees.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Bank a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Rate on the Available Commitment of such Bank on each day during the period from the date hereof to the Termination Date. The accrued Commitment Fees shall be payable (i) in arrears on the fifteenth (15th) day following the last day of each March, June, September and December until the Termination Date and (ii) on the Termination Date.

(b)            The Commitment Fees shall be calculated by the Administrative Agent on the basis of a 365- or 366-day year, as the case may be, for the actual days (including the first day but excluding the last day) occurring in the period for which such Commitment Fees are payable.

(c)            The Borrower shall pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

SECTION 3.3. Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan made by each Bank from the date of such Loan until such principal amount shall be paid in full, at the times and at the rates per annum set forth below:

(a)            ABR Loans. Each ABR Loan (excluding each Swingline Loan) shall bear interest at a rate per annum equal at all times to the lesser of (i) the Alternate Base Rate plus the Applicable Rate and (ii) the Highest Lawful Rate, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date.

(b)            SOFR Loans. Each SOFR Loan shall bear interest at a rate per annum equal at all times to the lesser of (i) the sum of Term SOFR for the applicable Interest Period for such Loan plus the Applicable Rate and (ii) the Highest Lawful Rate, payable on the last day of such Interest Period and, with respect to Interest Periods of six months or longer, on the ninetieth (90th) day after the commencement of the Interest Period and on each succeeding ninetieth (90th) day during such Interest Period, and on the Termination Date. In addition, interest on each SOFR Loan will be payable upon any payment or prepayment of such SOFR Loan.

(c)            Swingline Loans. Each Swingline Loan shall bear interest at a rate per annum equal to the lesser of (i) the Alternate Base Rate plus the Applicable Rate and (ii) the Highest Lawful Rate, payable on the date of payment of such Swingline Loan and on the Termination Date.

(d)            Calculations. Interest that is determined by reference to the Alternate Base Rate (to the extent based on the Prime Rate) shall be calculated by the Administrative Agent on the basis of a 365- or 366-day year, as the case may be, for the actual days (including the first day but excluding the last day) occurring in the period in which such interest is payable and otherwise shall be calculated by the Administrative Agent on the basis of a 360-day year for the actual days (including the first day and excluding the last day) occurring in the period for which such interest is payable.

(e)            Default Rate. Notwithstanding the foregoing, if all or a portion of (i) the principal amount of any Loan or Reimbursement Obligation, (ii) any interest payable thereon, or (iii) any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, payable from time to time on demand, at a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the Default Rate, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(f)            Determination Conclusive. Each determination of interest rate by the Administrative Agent pursuant to any provisions of this Agreement shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing in reasonable detail the questions used by the Administrative Agent in determining Term SOFR.

(g)            Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will prior to or concurrently therewith notify the Borrower and the Banks of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 3.4. [Reserved].

SECTION 3.5. Interest Rate Determination; Inability to Determine Rates SECTION 3.6. .

(a)            Subject to this Section 3.5 and Section 3.9, the rate of interest for each SOFR Loan shall be determined by the Administrative Agent two Business Days before the first day of each Interest Period applicable to such Loan. The Administrative Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Sections 3.3(a) and (b) hereof.

(b)            Subject to Section 3.9, if, prior to the first day of any Interest Period for a Borrowing of SOFR Loans, the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, the Administrative Agent shall give written notice thereof to the Borrower and the Banks as soon as practicable thereafter. Upon notice thereof by the Administrative Agent to the Borrower and the Banks, any obligation of the Banks to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. The Administrative Agent will withdraw any such notice when the circumstances giving rise to such notice no longer exist. Subject to Section 3.9, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

SECTION 3.6. Voluntary Interest Conversion or Continuation of Revolving Loans.

(a)            Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Borrowing of SOFR Loans, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may, at any time and from time to time, but subject to Section 3.7 below, elect to (i) convert Revolving Loans of one Type into Revolving Loans of another Type; (ii) convert SOFR Loans for a specified Interest Period into SOFR Loans for a different Interest Period; or (iii) continue SOFR Loans for a specified Interest Period as SOFR Loans for the same Interest Period; provided, however, that if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Banks, so notifies the Borrower, then, so long as an Event of Default is continuing, no Revolving Loan may be converted into or continued as a SOFR Loan. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such request by telephone, facsimile or e-mail (i) not later than 1:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed interest conversion or continuation in the case of a conversion into or continuation of a SOFR Loan and (ii) not later than 1:00 P.M. (New York City time) on the Business Day preceding the proposed interest conversion in the case of a conversion into an ABR Loan. Each telephonic notice of interest conversion/continuation given by the Borrower under this Section 3.6, shall be irrevocable and shall be confirmed promptly thereafter in writing.

(c)            Each written notice of interest conversion/continuation given by the Borrower under this Section 3.6 and each confirmation of an oral notice of interest conversion/continuation given by the Borrower under this Section 3.6 shall be in substantially the form provided by the Administrative Agent to the Borrower prior to the Closing Date or such other form approved by the Administrative Agent and the Borrower and separately provided to the Borrower (“Notice of Interest Conversion/Continuation”). Each such Notice of Interest Conversion/Continuation shall specify therein (x) the requested date of such interest conversion or continuation; (y) the Revolving Loans to be converted or continued; and (z) if such interest conversion or continuation involves the conversion into or continuation as SOFR Loans, the duration of the Interest Period for each such SOFR Loan. If any Notice of Interest Conversion/Continuation requests a conversion into or continuation as SOFR Loans but does not specify an Interest Period for such SOFR Loans, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Upon receipt of any such Notice of Interest Conversion/Continuation, the Administrative Agent shall promptly notify each Bank thereof. Each Notice of Interest Conversion/ Continuation shall be irrevocable and binding on the Borrower.

(d)            If the Borrower shall fail to deliver to the Administrative Agent a Notice of Interest Conversion/Continuation with respect to any Borrowing of SOFR Loans by 1:00 P.M. (New York City time) on the third Business Day prior to the last day of the Interest Period applicable thereto in accordance with this Section 3.6, the Administrative Agent will forthwith so notify the Borrower and the Banks (provided that the failure to give such notice shall not affect the conversion referred to below) and, unless such Revolving Loans are converted to ABR Loans or repaid as provided herein, such Revolving Loans will automatically, on the last day of the then existing Interest Period therefor, convert into SOFR Loans with a one month Interest Period.

SECTION 3.7. Funding Losses Relating to SOFR Loans.

(a)            The Borrower agrees, without duplication of any other provision under this Agreement, to indemnify each Bank and to hold each Bank harmless from any loss or expense that such Bank may sustain or incur as a consequence of (i) default by the Borrower in payment when due of the principal amount of or interest on any SOFR Loan other than on the last day of the Interest Period applicable thereto, (ii) default by the Borrower in making a borrowing of, conversion into or continuation of any SOFR Loan after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by the Borrower in making any prepayment of SOFR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (iv) the making of a prepayment of SOFR Loans or the conversion of SOFR Loans into ABR Loans, on a day that is not the last day of an Interest Period with respect thereto or a day that is not the scheduled maturity date with respect thereto, including in each case, any such loss or expense arising from the reemployment of funds obtained by such Bank or from fees payable to terminate the deposits from which such funds were obtained. The calculation of all amounts payable to a Bank under this Section 3.7(a) shall be made pursuant to the method described in Section 4.8(a), but in no event shall such amounts payable with respect to any SOFR Loan exceed the amounts that would have been payable assuming such Bank had actually funded its relevant SOFR Loan through the purchase of a deposit bearing interest at the applicable Term SOFR rate in an amount equal to the amount of such SOFR Loan and having a maturity comparable to the Interest Period applicable to such SOFR Loan; provided that each Bank may fund each of its SOFR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.7(a).

(b)            The agreements in this Section 3.7 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that in no event shall the Borrower be obligated to reimburse or compensate any Bank for amounts contemplated by this Section 3.7 for amounts accruing prior to the date that is 90 days prior to the date upon which such Bank requests in writing such reimbursement or compensation from the Borrower.

SECTION 3.8. Change in Legality.

(a)            Notwithstanding any other provision of this Agreement, if any Bank shall notify the Administrative Agent that it has determined in good faith that the introduction of or any change in or in the interpretation or application of any law or regulation by any Governmental Authority (in each case occurring after the date of this Agreement) makes it unlawful, or any central bank or other Governmental Authority asserts after the date of this Agreement that it is unlawful, for any Bank or its applicable lending office to perform its obligations hereunder to make SOFR Loans or to fund or maintain SOFR Loans hereunder, (i) the obligation of such Bank to make, or to convert Revolving Loans into, or to continue SOFR Loans as, SOFR Loans shall be suspended until the Administrative Agent shall notify the Borrower that the circumstances causing such suspension no longer exist; (ii) the Borrower shall, at its option, either prepay in full all SOFR Loans of such Bank then outstanding, or convert all such Revolving Loans to ABR Loans, on the respective last days of the then current Interest Periods with respect to such Revolving Loans (or within such earlier period as required by law), accompanied, in the case of any prepayments, by interest accrued thereon and any amounts payable under Section 3.7(a). Each Bank agrees that it will use reasonable efforts to designate a different lending office for the SOFR Loans due to such Bank that are affected by this Section 3.8, if such designation will avoid the illegality described in this Section 3.8 so long as such designation will not be disadvantageous to such Bank as determined by such Bank in its sole discretion acting in good faith.

(b)            For purposes of this Section 3.8, a notice to the Borrower (with a copy to the Administrative Agent) by any Bank pursuant to paragraph (a) above shall be effective on the date of receipt thereof by the Borrower.

SECTION 3.9. Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Majority Banks. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis; and no Swap Agreement shall be deemed to be a “Loan Document” for purposes of this Section 3.9.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Banks of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.9(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 3.9, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.9.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

ARTICLE IV

INCREASED COSTS, TAXES, PAYMENTS AND PREPAYMENTS

SECTION 4.1. Increased Costs; Capital Adequacy.

(a)            If, after the date of this Agreement, the adoption of or any change in any law or regulation or in the interpretation or application thereof by any Governmental Authority or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date of this Agreement (provided that the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and all requests, rules, guidelines or directives under, or issued in connection with, the foregoing shall be deemed for all purposes of this Section 4.1 to be a change in Requirements of Law, regardless of the date enacted, adopted or issued):

(i)            shall (A) subject any Bank or Issuing Bank to any Taxes with respect to this Agreement, any Letter of Credit or any Application made by it, or (B) change the basis of taxation of payments to such Bank or Issuing Bank in respect thereof (except, in each case of (A) and (B), for Indemnified Taxes, Connection Income Taxes and Taxes described in clauses (ii) through (v) of the definition of Excluded Taxes);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank that is not otherwise included in the determination of the applicable Term SOFR rate hereunder (except for amounts covered by any other Section hereof); or

(iii)          shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the actual cost to such Bank, by an amount that such Bank deems to be material, of making, converting into, continuing or maintaining SOFR Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Bank, upon its demand in the manner set forth in Section 4.8(b), any additional amounts, computed by such Bank in accordance with Section 4.8(a), necessary to compensate such Bank for such actual increased cost or reduced amount receivable that is attributable to Loans or Commitments (to the extent that such Bank has not already been compensated or reimbursed for such amounts pursuant to any other provision of this Agreement). If any Bank becomes entitled to claim any additional amounts pursuant to this Section 4.1(a) from the Borrower, it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled in the manner set forth in Section 4.8(b).

(b)            If any Bank determines in good faith that the introduction of or any change in or in the interpretation or application by any Governmental Authority of any law or regulation regarding capital adequacy or liquidity after the date of this Agreement or compliance by such Bank or any corporation controlling such Bank with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) made or issued after the date of this Agreement does or shall have the effect, as a result of such Bank’s obligations under this Agreement or under any Letter of Credit, of reducing the rate of return on such Bank’s or such corporation’s capital to a level below that which such Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Bank to be material, the Borrower shall pay to the Administrative Agent for the account of such Bank, from time to time as specified by such Bank in the manner set forth in Section 4.8(b), additional amounts, computed by such Bank in accordance with Section 4.8(a), sufficient to compensate such Bank or such corporation in the light of such circumstances, to the extent that such Bank reasonably determines such reduction in rate of return is allocable to the existence of such Bank’s obligations hereunder.

(c)            The agreements contained in this Section 4.1 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that in no event shall the Borrower be obligated to reimburse or compensate any Bank for amounts contemplated by this Section 4.1 for any period prior to the date that is 90 days prior to the date upon which such Bank requests in writing such reimbursement or compensation from the Borrower; provided that, to the extent that the adoption of or any change in any law or regulation or in the interpretation or application thereof gives rise to any amount(s) contemplated by this Section 4.1 on a retroactive basis, then the 90-day period referred to in the preceding proviso shall be extended to include the period of retroactive effect thereof.

SECTION 4.2. Pro Rata Treatment and Payments and Computations.

(a)            Other than payments made in accordance with the express terms of this Agreement that are not required or permitted to be pro rata, each Borrowing of Loans by the Borrower from the Banks hereunder, each payment by the Borrower on account of any commitment or other fee, any reduction of the Commitments of the Banks and any prepayment on account of principal and interest on the Loans shall be made pro rata according to the respective Revolving Percentages of the Banks.

(b)            The Borrower shall make each payment (including each prepayment) hereunder, whether on account of principal, interest, fees or otherwise, without setoff or counterclaim (except as otherwise provided in Section 4.3), not later than 12:00 Noon (New York City time) on the day when due in Dollars to the Administrative Agent at the Funding Office in immediately available funds, except payments to be made directly to the Swingline Lender as expressly provided herein. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Letter of Credit fees or commitment or other fees (to the extent received by the Administrative Agent) ratably to the Banks according to the amounts of their respective Loans, L/C Obligations and Commitments in respect of which such payment is made, and like funds relating to the payment of any other amount payable to any Bank (to the extent received by the Administrative Agent) to such Bank, in each case to be applied in accordance with the terms of this Agreement.

(c)            Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of SOFR Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily Federal Funds Effective Rate during such period, times (ii) the amount of such Bank’s Revolving Percentage of such payment, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the date such amount is distributed to such Bank to the date on which such Bank’s Revolving Percentage of such payment shall have become immediately available to the Administrative Agent and the denominator of which is 360.

(e)            If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.4(a), 2.4(c), 2.5(a) or 2.5(d) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 4.3. Taxes.

(a)            Except as otherwise required by any Requirement of Law, any and all payments by or on behalf of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for or on account of any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all interest, penalties and additions to tax with respect thereto, in each case, and now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (“Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any other Loan Document (as determined in the good faith discretion of the applicable withholding agent), (i) to the extent such Taxes are Indemnified Taxes, the sum payable by the Borrower to any Bank or the Administrative Agent shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.3) the Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) the Borrower shall be entitled to make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. “Excluded Taxes” means in the case of a Credit Party or any other recipient of any payment to be made by, on behalf of or on account of any obligation of the Borrower hereunder or under any other Loan Document, (i) net income Taxes (however denominated), branch profits Taxes and franchise Taxes imposed on such recipient by (A) the United States of America or (B) any jurisdiction under the laws of which such recipient is organized, or in which its principal office is located (or, in the case of any Bank, in which its applicable lending office is located), or imposed as a result of a present or former connection between such recipient and the jurisdiction (or political subdivision or taxing authority thereof or therein) imposing such Tax (other than a connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) in the case of a Bank, any U.S. Federal withholding Taxes resulting from any Requirement of Law in effect (A) on the date such Bank becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 4.7(b)), (B) on the date on which such recipient designates a new lending office, or (C) where such recipient is a partnership for U.S. federal income tax purposes, on the date on which such recipient becomes a party hereto or, solely with respect to any U.S. Federal withholding Taxes attributable to a direct or indirect partner of such recipient, the date on which such partner becomes a direct or indirect partner of such recipient, except in each case pursuant to this clause (ii), to the extent that amounts with respect to such Taxes were payable either (x) to such recipient’s assignor immediately before such recipient became a recipient hereunder, (y) to such recipient immediately before it designated a new lending office, or (z) to such recipient immediately before the affected partner became a direct or indirect partner of such recipient, (iii) United States backup withholding Taxes, (iv) Taxes attributable to such recipient’s failure to comply with Section 4.3(e) or Section 4.3(f), and (v) any withholding Taxes imposed under FATCA. “Indemnified Taxes” means (i) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes. Whenever any Taxes or Other Taxes are paid by the Borrower pursuant to clause (iii) of the second sentence of this Section 4.3(a) or pursuant to Section 4.3(b), the Borrower shall send to the Administrative Agent for the account of the relevant Bank or Administrative Agent, as the case may be, either (A) official tax receipts or notarized copies of such receipts evidencing such payment as soon as practicable after receiving such receipts or (B) if Borrower cannot comply with (A), as reasonably promptly after payment thereof, a certificate executed by a Responsible Officer of the Borrower confirming that such Taxes or Other Taxes have been paid, together with evidence of such payment.

(b)            In addition, the Borrower agrees to pay, in accordance with applicable law, any present or future Other Taxes for which Borrower has not otherwise indemnified, compensated or reimbursed, or made payment on behalf of or with respect to, a Bank or the Administrative Agent (as the case may be) under this Agreement or any Loan Document. “Other Taxes” means (A) stamp or documentary Taxes or (B) any other excise or property Taxes, in each case of (A) and (B), that arise from any payment made hereunder or under any Note or from the execution, delivery, registration or enforcement of or otherwise with respect to, this Agreement, any other Loan Document, or the Loans, excluding all such Taxes that are (other than Taxes resulting from an assignment requested by the Borrower under Section 4.7(b)) (i) imposed solely as the result of an assignment by a Bank of its interests, rights or benefits hereunder or under any other Loan Document and (ii) Other Connection Taxes.

(c)            The Borrower will indemnify each Bank and the Administrative Agent for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 4.3) paid by such Bank or the Administrative Agent (as the case may be) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(d)            Each Bank shall indemnify the Administrative Agent for (i) the full amount of any Indemnified Taxes that are attributable to such Bank and that are payable or paid by the Administrative Agent, together with all reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith, (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)

(i)            Each Bank (which, for purposes of this Section 4.3(e) and Section 4.3(f), shall include any Issuing Bank) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two valid, original, properly completed and duly executed IRS Forms W-9 (or any successor form) certifying that such Bank is exempt from U.S. federal withholding tax.

(ii)           Each Bank (or Transferee, if applicable) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Bank”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Bank from which the related participation shall have been purchased) each of the following which is applicable: (A) two valid, original, properly completed and duly executed IRS Forms W-8BEN, W-8BEN-E,W-8ECI, W-8EXP or W-8IMY, as applicable (together with any applicable underlying IRS forms or other applicable documentation) or any successor applicable form, as the case may be (subject to the remaining clauses hereof), (B) in the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit E and IRS Form W-8BEN or W-8BEN-E, or any successor form thereto, properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, (C) if such Non-U.S. Bank is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, IRS Form W-8BEN, IRS Form W-8BEN-E, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, an IRS Form W-8BEN, IRS Form W-8BEN-E, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty, (D) if applicable, an IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Bank are effectively connected with such Bank’s conduct of a trade or business in the United States, (E) if such Bank is not the beneficial owner of payments made under any Loan Document (for example, where the Bank is a partnership or a Bank which has sold a participating interest in any Loan), an IRS Form W-8IMY, on behalf of itself (or if it is a disregarded entity for U.S. federal income tax purposes, on behalf of its owner), or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a statement substantially in the form of Exhibit E, and/or other certification documents from each beneficial owner, as applicable, or (F) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax properly completed and duly executed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          All such forms described in this Section 4.3(e) shall be delivered by each Bank on or before the date which it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Non-U.S. Bank also agrees to deliver to the Borrower and the Administrative Agent two further originals of the said Form W-8BEN, W-8BEN-E,W-8ECI, W-8EXP, or W-8IMY (together with any applicable underlying IRS forms or other applicable documentation) or any successor applicable form, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower. Each Bank shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is not legally able to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 4.3(e), a Non-U.S. Bank shall not be required to deliver any form pursuant to this Section 4.3(e) that such Non-U.S. Bank is not legally able to deliver.

(iv)          If a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Bank has or has not complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.3(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)           Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            Without limiting Section 4.3(e), a Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate if such Bank is legally entitled to complete, execute and deliver such documentation. In addition, each Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, a Bank shall not be required to provide such documentation (other than such documentation set forth in Section 4.3(e)) if in such Bank’s reasonable judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Bank.

(g)            On or before the date the Administrative Agent becomes a party to this Agreement, it shall provide to the Borrower copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor form thereto, or (ii) (A) IRS Form W-8ECI or any successor form thereto, and (B) with respect to payments received on account of any Bank, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor form evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Nothing in this Section 4.3(g) shall be construed to require the Administrative Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)            If the Administrative Agent or any Bank determines, in its sole discretion exercised in good faith, that it has received or utilized a refund of, or offset with respect to, those Taxes or Other Taxes paid by Borrower or as to which it has been indemnified, compensated or reimbursed by the Borrower (including by the payment of additional amounts pursuant to this Section 4.3), the Administrative Agent or such Bank shall within 20 Business Days after such refund or utilization pay to the Borrower the amount of such refund or utilization to the extent that the Borrower paid such Taxes or Other Taxes or indemnified, compensated or reimbursed the Administrative Agent or such Bank for such Taxes or Other Taxes pursuant to this Section 4.3, or paid such additional amounts, net of any out-of-pocket costs of the Administrative Agent or such Bank directly related to obtaining or utilizing such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to the Borrower pursuant to this Section 4.3(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund or utilized amount to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Bank, as applicable, be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent or such Bank in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i)            The agreements in this Section 4.3 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that nothing contained in this Section 4.3 shall require the Borrower to pay to any Bank or the Administrative Agent any duplicative amount (whether under this Section 4.3 or otherwise) in addition to that for which Borrower has paid or for which it has already reimbursed, indemnified or compensated, or made payment on behalf of or with respect to, any Bank or the Administrative Agent under any other provision of this Agreement.

SECTION 4.4. Sharing of Payments, Etc. If any Bank (a “Benefitted Bank”) shall at any time receive any payment (other than pursuant to Section 2.7, 3.7, 4.1 or 4.3) of all or part of its Revolving Loans, Reimbursement Obligations or participations in Swingline Loans owing to it or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(g) or 8.1(h), or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank’s Loans, Reimbursement Obligations owing to it, respectively, or interest thereon, such Benefitted Bank shall purchase for cash from the other Banks a participating interest in such portion of each such other Bank’s Loans or Reimbursement Obligations owing to it, respectively, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 4.4 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

SECTION 4.5. Optional Termination or Reduction of the Commitments.

(a)            Unless previously terminated, the Commitments of the Banks to make Loans shall terminate on the Termination Date.

(b)            The Borrower shall have the right, without penalty or premium, upon at least three (3) Business Days’ irrevocable (other than as set forth in the proviso of this clause (b)) written notice to the Administrative Agent (which shall give prompt notice to each Bank), to terminate in whole the Commitments or permanently, from time to time, to reduce ratably in part the unused portion of the Commitments, provided that (i) each partial reduction shall be in the aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments made under Section 4.6 by the Borrower on the effective date thereof, the Total Outstanding Extensions of Credit then outstanding would exceed the Total Commitments then in effect, and (iii) any notice of termination of the Commitments may state that such notice is conditioned upon the occurrence of any event or condition, in which case such notice may be revoked or extended without requiring a new notice by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Each reduction of Commitments pursuant to this Section 4.5 shall be applied pro rata to the Commitments of each Bank. If at any time, including after giving effect to any reduction of Commitments pursuant to this Section 4.5, the Total Outstanding Extensions of Credit exceed the Total Commitments, the Borrower shall be obligated, first, to prepay the Loans in the amount of such excess, second, to cash collateralize Letters of Credit to the extent that the aggregate amount of the L/C Obligations exceeds such Total Commitments after prepayment of all Loans.

SECTION 4.6. Voluntary Prepayments. The Borrower may, upon written notice delivered to the Administrative Agent (or by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent and, if relevant, the Swingline Lender) (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) (i) not later than 1:00 P.M. (New York City time) on the same Business Day, in the case of a prepayment of ABR Revolving Loans or Swingline Loans and (ii) no later than 1:00 P.M. (New York City time) two (2) Business Days before the date of prepayment (or such shorter or no notice as may be satisfactory to the Administrative Agent), in the case of a prepayment of SOFR Loans, stating the aggregate principal amount of the prepayment and the Loans to be prepaid, prepay the outstanding principal amounts of such Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid to the extent required by Section 3.3; provided, however, that losses incurred by any Bank under Section 3.7 shall be payable with respect to each such prepayment in the manner set forth in Section 3.7. Any such notice provided pursuant to this Section 4.6 shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 4.5(b)(iii), then such notice of prepayment may be revoked or extended if such notice of termination is revoked or extended in accordance with Section 4.5(b)(iii). Partial prepayments pursuant to this Section 4.6 with respect to any Tranche of SOFR Loans shall be in an aggregate principal amount equal to the lesser of (a) $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (b) the aggregate principal amount of such Tranche of SOFR Loans then outstanding, as the case may be; provided that no partial prepayment of any Tranche of SOFR Loans may be made if, after giving effect thereto, Section 2.1(b) would be contravened. Partial prepayments with respect to ABR Revolving Loans (other than Swingline Loans) shall be made in an aggregate principal amount equal to the lesser of (i) $1,000,000 or an integral multiple of $500,000 in excess thereof and (ii) the aggregate principal amount of ABR Revolving Loans then outstanding, as the case may be.

SECTION 4.7. Mitigation of Losses and Costs; Replacement of Banks.

(a)            Any Bank claiming reimbursement from the Borrower under any of Sections 3.7, 4.1 and 4.3 hereof shall use reasonable efforts (including, if requested by the Borrower, reasonable efforts to designate a different lending office of such Bank) to mitigate the amount of such losses, costs, expenses and liabilities, if such efforts can be made and such mitigation can be accomplished without such Bank suffering (i) any economic disadvantage for which such Bank does not receive full indemnity from the Borrower under this Agreement or (ii) any legal or regulatory disadvantage.

(b)            If (i) any Bank requests compensation under Section 4.1, or if the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 4.3, (ii) any Bank becomes a Defaulting Bank or a Declining Bank or (iii) any Bank refuses to consent to any proposed amendment, modification, waiver or consent with respect to any provision hereof that requires the unanimous approval of all Banks, or the approval of each of the Banks affected thereby (in each case in accordance with Section 10.1), and the consent of the Majority Banks shall have been obtained with respect to such amendment, modification, waiver or consent, then the Borrower may, at its sole expense and effort (including payment of any applicable processing and recordation fees), upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6(c)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (A) the Borrower shall have received (I) the prior written consent of the Administrative Agent with respect to any assignee that is not already a Bank hereunder (and if a Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, conditioned or delayed, (II) the consent of such assignee to the assignment and (III) in the case of clause (b)(iii) above, the consent of such assignee to the proposed amendment, modification, waiver or consent, (B) such Bank shall have received payment of all amounts owing to such Bank hereunder and under any other Loan Document (including any amounts arising under Section 3.7 as a consequence of such assignment), (C) in the case of any such assignment resulting from a claim for compensation under Section 4.1 or payments required to be made pursuant to Section 4.3, such assignment will result in a reduction in such compensation or payments, (D) prior to any such assignment, such Bank shall have taken no action under Section 4.7(a) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.1 or Section 4.3 and (E) until such time as such assignment shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.1 or Section 4.3, as the case may be. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 4.8. Determination and Notice of Additional Costs and Other Amounts.

(a)            In determining the amount of any claim for reimbursement or compensation under Sections 3.7 and 4.1, each Bank may use any reasonable averaging, attribution and allocation methods consistent with such methods customarily employed by such Bank in similar situations.

(b)            Each Bank or, with respect to compensation claimed by it pursuant to Section 4.3, the Administrative Agent, as the case may be, will (i) use its best efforts to notify the Borrower through the Administrative Agent (in the case of each Bank) of any event occurring after the date of this Agreement promptly after the occurrence thereof and (ii) notify the Borrower through the Administrative Agent (in the case of each Bank) promptly after such Bank or the Administrative Agent, as the case may be, becomes aware of any event occurring after the date of this Agreement, in either case of (i) or (ii) if such event (for purposes of this Section 4.8(b), a “Triggering Event”) will entitle such Bank or the Administrative Agent, as the case may be, to compensation pursuant to Section 3.7, 4.1 or 4.3, as the case may be. Each such notification of a Triggering Event shall be accompanied by a certificate of such Bank or the Administrative Agent, as the case may be, setting forth the calculations and justification in reasonable detail such amount or amounts as shall be necessary to compensate such Bank or the Administrative Agent, as the case may be, as specified in Section 3.7, 4.1 or 4.3, as the case may be, and certifying that such costs are generally being charged by such Bank to other similarly situated borrowers under similar credit facilities, which certificate shall be conclusive absent manifest error. Subject to Section 4.3(i), the Borrower shall pay to the Administrative Agent for the account of such Bank or to the Administrative Agent for its own account, as the case may be, the amount shown as due on any such certificate within ten Business Days after its receipt of the same.

ARTICLE V

CONDITIONS OF LENDING

SECTION 5.1. Closing Date. The obligations of the Banks to make Loans, of the Swingline Lender to make Swingline Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.1):

(a)           The Administrative Agent (or its counsel) shall have received this Agreement duly executed by the Borrower and each other party hereto.

(b)           The Administrative Agent (or its counsel) shall have received a certificate dated as of the Closing Date of the Secretary or an Assistant Secretary or other officer with applicable authority of the Borrower certifying (i) the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which the Borrower is a party and the notices and other documents to be delivered by the Borrower pursuant to any such Loan Document; (ii) the bylaws and articles of incorporation of the Borrower as in effect on the date of such certification and (iii) the resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance by the Borrower of each Loan Document to which it is a party and any Notes from time to time issued hereunder and authorizing the borrowings and other transactions contemplated hereunder.

(c)           The Administrative Agent shall have received an executed legal opinion, dated the Closing Date, of (i) Baker Botts L.L.P., special counsel to the Borrower, and (ii) the general counsel or an associate general counsel of the Borrower. Each such legal opinion shall cover such matters incident to the transactions contemplated by the Loan Documents as the Administrative Agent may reasonably require and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

(d)           The Administrative Agent (or its counsel) shall have received (i) certificates dated as of a recent date on or prior to the Closing Date of the Secretary of State of the State of Texas as to the existence of the Borrower and (ii) a statement as of a recent date on or prior to the Closing Date of Franchise Tax Account Status obtained through the website of the Office of the Comptroller of Public Accounts of Texas indicating that the right of the Borrower to transact business in Texas is “active”.

(e)           The effectiveness, substantially concurrently with the effectiveness of this Agreement, of (i) the CEHE Credit Agreement, (ii) the CERC Credit Agreement and (iii) the SIGECO Credit Agreement.

(f)            All governmental and third-party approvals necessary in connection with the execution, delivery and performance by the Borrower of the Loan Documents to be entered into on the Closing Date shall have been obtained and be in full force and effect.

(g)           The Administrative Agent shall have received the unaudited financial statements of the Borrower and its Consolidated Subsidiaries for each fiscal quarter ending after the fiscal year ended December 31, 2025.

(h)           The Borrower shall have paid to the Administrative Agent, the Lead Arrangers and the Banks all fees required to be paid to them by the Borrower on or before the Closing Date as agreed in writing by the Borrower.

(i)            To the extent requested at least ten Business Days prior to the Closing Date, the Banks shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, beneficial ownership and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, at least two Business Days prior to the Closing Date.

The Administrative Agent shall notify the Borrower and the Banks of the Closing Date, and such notice shall be conclusive and binding.

SECTION 5.2. Conditions Precedent to Each Credit Event. The obligation of each Bank to make a Loan on the occasion of any Borrowing, of the Swingline Lender to make a Swingline Loan and of any Issuing Bank to issue, extend, modify or increase any Letter of Credit, is subject to the satisfaction of the following conditions precedent:

(a)           On or prior to the date of the making of such extension of credit, (i) in the case of a Borrowing, the Administrative Agent shall have received a Notice of Borrowing as required by Section 2.2 or a request for a Swingline Loan pursuant to Section 2.4(b), as applicable, and (ii) in the case of the issuance, extension or increase of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received an Application or request therefor as required by Section 2.5.

(b)           The representations and warranties of the Borrower contained in Section 6.1 of this Agreement and in the other Loan Documents shall be true and correct in all material respects (except to the extent that any representation and warranty is qualified by materiality in the text thereof, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such extension of credit (except for (i) those representations or warranties or parts thereof that, by their terms, expressly relate solely to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date and (ii) at any time after the Closing Date, the representations and warranties contained in Sections 6.1(j) and (k), which are only required to be made on the Closing Date), before and after giving effect to such extension of credit as though made on and as of such date.

(c)           At the time of and immediately after giving effect to such extension of credit, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

SECTION 5.3. Conditions Precedent to Each Increase or Extension of the Commitments. Each increase of the Commitments pursuant to Section 2.6 and each extension of the Commitments pursuant to Section 2.7 shall not become effective until the date on which each of the following conditions is satisfied:

(a)           The representations and warranties of the Borrower contained in Section 6.1 of this Agreement and in the other Loan Documents shall be true and correct in all material respects (except to the extent that any representation and warranty is qualified by materiality in the text thereof, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such increase or extension of the Commitments (except for those representations or warranties or parts thereof that, by their terms, expressly relate solely to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date), before and after giving effect to such extension or increase of the Commitments as though made on and as of such date.

(b)           At the time of and immediately after giving effect to such increase or extension of the Commitments, no Default or Event of Default shall have occurred and be continuing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.1. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a)           Organizational Status of the Borrower. The Borrower (i) is validly organized and existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly authorized or qualified to do business in, and is in good standing in, each other jurisdiction in which the conduct of its business or the ownership or leasing of its Property requires it to be so authorized or qualified to do business, except where the failure to be so duly authorized or qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (iii) has the corporate power and authority to perform its obligations hereunder and to request and receive Loans.

(b)           Organizational Status of Significant Subsidiaries of the Borrower. Each Significant Subsidiary of the Borrower (i) is validly organized and existing and in good standing under the laws of the jurisdiction of its organization and is duly authorized or qualified to do business in, and is in good standing in, each other jurisdiction in which the conduct of its business or the ownership or leasing of its Property requires it to be so authorized or qualified to do business, except where the failure to be so validly organized and existing or duly authorized or qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (ii) has the corporate, partnership or other requisite power and authority to conduct its business, as presently conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)           Organizational Powers. The Borrower has the corporate power to execute, deliver and perform its obligations under this Agreement, any Notes and the other Loan Documents to which it is a party. This Agreement and each other Loan Document to which the Borrower is a party have been duly executed and delivered on behalf of the Borrower.

(d)           Authorization, No Conflict, Etc. The Borrowings by the Borrower contemplated by this Agreement, the execution and delivery by the Borrower of this Agreement and the other Loan Documents to which it is a party and the performance by the Borrower of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of the Borrower and do not and will not (i) violate any material law or any order of any court or other Governmental Authority to which the Borrower is subject, (ii) violate the articles of incorporation or bylaws (each as amended from time to time) of the Borrower, (iii) violate or result in a default under any indenture, loan agreement or other agreement to which the Borrower or any Restricted Subsidiary of the Borrower is a party or by which the Borrower or any Restricted Subsidiary of the Borrower, or any of their respective Property, is bound (except for such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect) or (iv) result in or require the creation or imposition of any material Lien upon any of the material Properties of the Borrower or any Significant Subsidiary not permitted under this Agreement.

(e)           Governmental Approvals and Consents. No authorization or approval or action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of, or for the Borrowings under, this Agreement and the other Loan Documents to which it is a party, except (i) those that have been obtained or made and (ii) such matters relating to performance as would ordinarily be done in the ordinary course of business after the Closing Date.

(f)            Obligations Binding. This Agreement and the other Loan Documents to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms (assuming due and valid authorization, execution and delivery of this Agreement and such other Loan Documents by each party other than the Borrower), except as such enforceability may be (i) limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(g)           Use of Proceeds, Margin Stock. The proceeds of the Loans will be used by the Borrower (i) to refinance its obligations under the Existing Credit Agreement and (ii) for other general corporate purposes. Neither the Borrower nor any Restricted Subsidiary of the Borrower is principally engaged in, or has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan made to the Borrower will be used for any purpose that would violate the provisions of the margin regulations of the Board.

(h)           Title to Properties. The issued and outstanding Capital Stock owned by the Borrower of each of its Significant Subsidiaries, whether such stock is owned directly or indirectly through one or more of its Subsidiaries, is owned free and clear of any Lien, except Liens permitted under this Agreement. In addition, each of the Borrower and each Significant Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title and exceptions to leasehold interests that either individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, and all such Properties are free and clear of any Lien except Liens permitted under this Agreement.

(i)            Investment Company Act. Neither the Borrower nor any Restricted Subsidiary of the Borrower is an “investment company” as defined in, or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

(j)            Material Adverse Change. Except as set forth in the financial statements or other reports that have been made available to the Lenders (the “Borrower Information”), since December 31, 2025, there has been no event, development or circumstance that, as of the Closing Date, has had, or would reasonably be expected to have, a Material Adverse Effect.

(k)           Litigation. Except as set forth in the Borrower Information, as of the Closing Date, there is no litigation, action, suit, investigation or other legal or governmental proceeding by or before any arbitrator or Governmental Authority pending against or, to the best knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries, at law or in equity, (i) relating to the transactions under this Agreement or under any other Loan Document or (ii) as to which there is a reasonable possibility of an adverse decision that would have a Material Adverse Effect.

(l)            ERISA. There is no event or events, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect, arising out of or in connection with (i) any Reportable Event or the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Plan that has occurred during the five-year period immediately preceding the date on which this representation is made or deemed made, (ii) any failure of a Plan to comply with the applicable provisions of ERISA and the Code, (iii) any termination of a Single Employer Plan, (iv) any complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from any Multiemployer Plan, (v) any Lien in favor of the PBGC or any Plan that has arisen during the five-year period referred to in clause (i) above or (vi) a Multiemployer Plan being Insolvent.

(m)           Financial Statements. The consolidated financial statements of the Borrower as of and for the fiscal year ended December 31, 2025 filed with the SEC with the Borrower’s 10-K for the period then ended, copies of which have been delivered to the Banks, present fairly in all material respects the consolidated financial condition and results of operations of the Borrower, its Consolidated Subsidiaries, the Securitization Subsidiaries and the Unrestricted Subsidiaries as of such date and for the period then ended, in conformity with, as applicable, GAAP and, except as otherwise stated therein, consistently applied (in the case of such unaudited statements, subject to year-end adjustments and the exclusion of detailed footnotes).

(n)           Accuracy of Information. None of the documents or written information (excluding estimates, financial projections and forecasts), when taken as a whole, furnished to the Banks by the Borrower in connection with or pursuant to this Agreement or the other Loan Documents (collectively, the “Information”), contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any untrue statement of a material fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact (other than industry-wide risks normally associated with the types of businesses conducted by the Borrower and its Subsidiaries) necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, as a whole.

(o)           No Violation. The Borrower is not in violation of any order, writ, injunction or decree of any court or any order, regulation or demand of any Governmental Authority that, individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

(p)           Senior Indebtedness. The Indebtedness of the Borrower under this Agreement constitutes “Senior Debt” of the Borrower under and as defined in the ZENS Indenture or “Senior Debt” or a similar term under any indenture governing any Junior Subordinated Debt.

(q)           Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal, state and all other material Tax returns that are required to be filed by it and has paid or caused to be paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other Taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any such Taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries), except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; no Tax Lien has been filed, and to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charges (other than any Liens or claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

(r)            Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. Assuming that no Bank is a Sanctioned Person, no Borrowing or Letter of Credit, or use of proceeds thereof, or other transaction contemplated by this Agreement will result in a violation by the Borrower or any of its Subsidiaries of any applicable Anti-Corruption Law or applicable Sanctions.

(s)           The information included in any Beneficial Ownership Certification provided to any Bank in connection with this Agreement is true and correct in all respects as of the date delivered.

ARTICLE VII

AFFIRMATIVE AND NEGATIVE COVENANTS

SECTION 7.1. Affirmative Covenants. The Borrower covenants that, so long as any amount is owing to the Banks hereunder or under any other Loan Document to which it is a party (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) or any Letter of Credit is outstanding under this Agreement or any Bank shall have any Commitment outstanding under this Agreement:

(a)           Delivery of Financial Statements, Notices and Certificates. The Borrower shall deliver to the Administrative Agent (for distribution to the Banks) the following:

(i)            as soon as practicable and in any event within 90 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2026), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, Securitization Subsidiaries and Unrestricted Subsidiaries as of the end of such fiscal year and the related statements of consolidated income, retained earnings and cash flows prepared in conformity with GAAP consistently applied, setting forth in comparative form the figures for the previous fiscal year, together with a report thereon by independent certified public accountants of nationally recognized standing selected by the Borrower (which requirement may be satisfied by the Borrower’s filing of its Annual Report on Form 10-K with respect to such fiscal year with the SEC);

(ii)           as soon as practicable and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Borrower (beginning with the quarter ending September 30, 2026), unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries, Securitization Subsidiaries and Unrestricted Subsidiaries consisting of at least a consolidated balance sheet as of the end of such fiscal quarter and the related statements of consolidated income, retained earnings and cash flows for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter (which requirement may be satisfied by the Borrower’s filing of its Quarterly Report on Form 10-Q with respect to such fiscal quarter with the SEC); such financial statements shall be accompanied by a certificate of a Responsible Officer of the Borrower to the effect that such unaudited financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries, Securitization Subsidiaries and Unrestricted Subsidiaries as of such date and for the period then ending, and have been prepared in conformity with GAAP in a manner consistent with the financial statements referred to in paragraph (a)(i) above (subject to year-end adjustments and exclusion of detailed footnotes);

(iii)          with each set of financial statements to be delivered pursuant to Sections 7.1(a)(i) and (ii) above, a certificate in a form reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of the Borrower, (A) confirming compliance with Section 7.2(a) and setting out in reasonable detail the calculations necessary to demonstrate such compliance as at the date of the most recent balance sheet included in such financial statements and (B) stating that no Default or Event of Default has occurred and is continuing as of the date of such certificate or, if there is any Default or Event of Default, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(iv)          within ten days of the filing thereof, copies of all periodic reports (other than (x) reports on Form 11-K or any successor form, (y) Current Reports on Form 8-K that contain no information other than exhibits filed therewith and (z) reports on Form 10-Q or 10-K (or any successor forms) under the Exchange Act (in each case other than exhibits thereto and documents incorporated by reference therein)) filed by the Borrower with the SEC;

(v)           promptly, and in any event within seven (7) Business Days after a Responsible Officer of the Borrower becomes aware of the occurrence thereof, written notice of (A) any Default or Event of Default; (B)(I) the institution of any litigation, action, suit or other legal or governmental proceeding involving the Borrower or any Restricted Subsidiary of the Borrower as to which there is a reasonable possibility of an adverse decision that, if adversely determined, would have a Material Adverse Effect, (II) any adverse final determination in the True-Up Litigation that would have a Material Adverse Effect or (III) any other final adverse determination in any litigation, action, suit or other legal or governmental proceeding involving the Borrower or any Significant Subsidiary of the Borrower that would have a Material Adverse Effect; or (C) the existence of an event or events, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect, arising out of or in connection with (I) any Reportable Event with respect to any Plan, (II) the failure to make any required contribution to a Plan, (III) the creation of any Lien in favor of the PBGC or a Plan, (IV) any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (V) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan;

(vi)          promptly after any written request therefor, such other information relating to the Borrower or its business, properties, condition and operations as the Administrative Agent (or any Bank through the Administrative Agent) may reasonably request; provided, that the delivery of any information in connection with such request may be limited to the extent the Borrower or any Subsidiary otherwise divulging or otherwise providing such information or access would result in (1) a violation of any confidentiality agreement, (2) the termination of any attorney-client privilege or (3) the delivery of any trade secrets (in each case, as determined by the Borrower in good faith and acting reasonably);

(vii)         promptly after any reasonable request therefor by the Administrative Agent or any Bank, all information and documentation (including, without limitation, a Beneficial Ownership Certification) in order to comply with the Administrative Agent’s or any Bank’s ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and the Beneficial Ownership Regulation; and

(viii)         prompt written notice of any change in the information provided in any Beneficial Ownership Certification delivered to the Administrative Agent or any Bank that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification.

Information or notices required to be delivered pursuant to the foregoing Sections 7.1(a)(i), (ii), (iv) and (v)(B) shall be deemed to have been delivered on the date on which the Borrower posts or publicly discloses such information or events (in the case of Section 7.1(a)(v)(B), regardless of whether the Borrower expressly states there could or would be a Material Adverse Effect; provided, that the Borrower shall subsequently provide the same to the Administrative Agent) on (x) the SEC website on the Internet at sec.gov or (y) another website identified in a notice delivered to the Administrative Agent and such website shall be accessible by the Banks without charge; provided that such notice may be included in a certificate delivered pursuant to Section 7.1(a)(iii).

(b)           Use of Proceeds.

(i)            The Borrower will use the proceeds of the Loans only for the purposes set forth in Section 6.1(g), and it will not use any Letter of Credit or the proceeds of any Loan for any purpose that would violate the provisions of the margin regulations of the Board. The Borrower will not, and will not permit any of its Subsidiaries to, engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying, within the meaning of Regulation U, any Margin Stock. Letters of Credit will be issued only to support the general corporate purposes of the Borrower and its Subsidiaries.

(ii)           The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and, to their knowledge, their respective agents (in their capacity as agents, respectively, of the Borrower or any of its Subsidiaries), shall not use the proceeds of any Borrowing or Letter of Credit (A) to finance an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation by the Borrower or any of its Subsidiaries of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction by the Borrower or any of its Subsidiaries with any Sanctioned Person, or in any Sanctioned Country, or (C) that would result in the violation of any Sanctions by any party hereto.

(c)           Existence; Laws. The Borrower will, and will cause each Significant Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and all rights, licenses, permits and franchises except to the extent the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution otherwise permitted under this Agreement. The Borrower will, and will cause each of its Significant Subsidiaries to, comply with all laws and regulations applicable to it, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d)           Maintenance of Properties. The Borrower will, and will cause each Significant Subsidiary to, preserve and maintain all of its Property that is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, provided, however, that nothing in this Section 7.1(d) shall prevent the Borrower or any of its Significant Subsidiaries from (i) selling, abandoning or otherwise disposing of any Properties (including the Capital Stock of any Subsidiary of the Borrower that is not a Significant Subsidiary or any Person that is not a Subsidiary) if (x) the retention of such Properties in the good faith judgment of the Borrower or such Significant Subsidiary is inadvisable or unnecessary to the business of the Borrower and its Subsidiaries, taken as a whole, or (y) the failure to preserve and maintain such Properties would not reasonably be expected to have a Material Adverse Effect or (ii) engaging in any other transaction that is expressly permitted by the terms of any other provision of this Agreement.

(e)           Books and Records; Access. The Borrower will, and will cause each Significant Subsidiary to, keep proper books of record and account in which complete and accurate entries, in all material respects, are made of its financial and business transactions to the extent required by GAAP. The Borrower will, and will cause each of its Significant Subsidiaries to, at any reasonable time and from time to time (but not to exceed one time in any calendar year unless a Default or an Event of Default then exists), permit up to six representatives of the Banks designated by the Majority Banks, or representatives of the Administrative Agent, on not less than five Business Days’ notice, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and each Significant Subsidiary and to discuss the general business affairs of the Borrower and each of its Significant Subsidiaries with their respective officers and independent certified public accountants (provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the opportunity to be present at any such discussion with such independent certified public accountants); subject, however, in all cases to the imposition of such conditions as the Borrower and each of its Significant Subsidiaries shall deem necessary based on reasonable considerations of safety and security; provided, however, that neither the Borrower nor any of its Significant Subsidiaries shall be required to disclose to any Agent, any Bank or any agents or representatives thereof any information which is the subject of attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties. Notwithstanding the foregoing, none of the conditions precedent to the exercise of the right of access described in the preceding sentence that relate to notice requirements or limitations on the Persons permitted to exercise such right shall apply at any time when a Default or an Event of Default shall have occurred and be continuing.

(f)            Insurance. The Borrower will, and will cause each Significant Subsidiary to, maintain insurance with responsible and reputable insurance companies or associations, or to the extent that the Borrower or such Significant Subsidiary deems it prudent to do so, through its own program of self-insurance, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses, of comparable size and financial strength and with comparable risks.

(g)           Credit Rating. The Borrower will deliver to the Administrative Agent notice of any decline in the Designated Rating assigned by a Rating Agency promptly upon the effectiveness of such decline.

SECTION 7.2. Negative Covenants. The Borrower covenants that, so long as any amount is owing to the Banks hereunder or under any other Loan Document to which it is a party (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) or any Letter of Credit is outstanding under this Agreement or any Bank shall have any Commitment outstanding under this Agreement:

(a)           Financial Covenant. The Borrower will not permit, as of the last day of any fiscal quarter, the ratio of Consolidated Indebtedness for Borrowed Money as of such date to Consolidated Capitalization as of such date to exceed 67.5%; provided, however, during each period after the occurrence of a Storm Certificate Effective Date until the applicable Other Covenant Trigger Date, the applicable ratio shall be 70%.

(b)           Certain Liens. The Borrower will not, and will not permit any of its Significant Subsidiaries to, pledge, mortgage, hypothecate or grant a Lien upon, or permit any mortgage, pledge, security interest or other Lien upon, any Property of the Borrower or any Significant Subsidiary of the Borrower; provided, however, that this restriction shall neither apply to nor prevent the creation or existence of:

(i)            Permitted Liens;

(ii)           any Lien in existence on the date hereof; provided that (A) no such Lien described in this clause (ii) encumbers any additional Property after the date hereof (other than repairs, renewals, replacements, additions, accessions, improvements and betterments to the Property originally subject to such Lien) and (B) the principal amount of Indebtedness of the Borrower and its Subsidiaries secured thereby is not increased after the date hereof (except that, if such Indebtedness is refinanced, refunded, renewed or extended after the Closing Date, the principal amount thereof may be increased by an amount necessary to pay all accrued and unpaid interest on such Indebtedness being refinanced, refunded, renewed or extended and any fees and expenses, including premiums, related to such refinancing, refunding, renewal or replacement);

(iii)          Liens securing bonds issued after the date hereof pursuant to the CEHE Original Mortgage (to the extent the proceeds thereof are used to replace, refund or refinance first mortgage bonds outstanding on the date hereof), the CEHE General Mortgage Indenture (or second or subordinated, as the case may be, Liens in lieu thereof), or the SIGECO Mortgage Indenture (or second or subordinated, as the case may be, Liens in lieu thereof);

(iv)          Liens required to be granted pursuant to “equal and ratable” clauses existing on the date hereof under Contractual Obligations of the Borrower and its Significant Subsidiaries (and extensions and renewals thereof);

(v)           Liens arising in connection with the securitization of accounts receivable of CERC and its Subsidiaries or any Securitization Subsidiary, in the case of CERC and its Subsidiaries, to the extent affecting only the accounts receivable of CERC and its Subsidiaries and assets customarily related thereto;

(vi)          (a) Liens securing Indebtedness of CERC and/or its Subsidiaries; provided that such Liens shall be limited to the Property of CERC and/or its Subsidiaries, and (b) Liens securing Indebtedness of SIGECO and/or its Subsidiaries; provided that such Liens shall be limited to the Property of SIGECO and/or its Subsidiaries; and (c) Liens in favor of the Borrower or a Subsidiary securing intercompany obligations owing to the Borrower or its Subsidiaries;

(vii)         Liens on fixed or capital assets and related inventory and intangible assets acquired, constructed, improved, altered or repaired by the Borrower or any Significant Subsidiary; provided that (i) such Liens secure Indebtedness otherwise permitted by this Agreement, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be, and (iv) such Lien shall not apply to any other property or assets of the Borrower or of its Significant Subsidiaries (other than repairs, renewals, replacements, additions, accessions, improvements and betterments thereto);

(viii)        Liens on Property and repairs, renewals, replacements, additions, accessions, improvements and betterments thereto existing at the time such Property is acquired by the Borrower or any Significant Subsidiary and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the Property of any Person at the time such Person becomes a Significant Subsidiary of the Borrower and not created in contemplation of such Person becoming a Significant Subsidiary of the Borrower (or on repairs, renewals, replacements, additions, accessions and betterments thereto);

(ix)           rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any Requirements of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Property of the Borrower or any of its Significant Subsidiaries;

(x)            rights reserved to or vested in (or exercised by) any Governmental Authority to control, regulate or use any Property of a Person or its activities, including zoning, planning and environmental laws and ordinances and municipal regulations;

(xi)           Liens on Property of the Borrower or any of its Significant Subsidiaries securing non-recourse Indebtedness of the Borrower or any such Significant Subsidiary;

(xii)          Liens on the stock or assets of Securitization Subsidiaries;

(xiii)         any extension, renewal or refunding of any Lien permitted by clauses (i) through (xii) above on the same Property previously subject thereto; provided that no extension, renewal or refunding of any such Lien shall increase the principal amount of any Indebtedness secured thereby immediately prior to such extension, renewal or refunding, unless such Indebtedness is permitted under Section 7.2(a);

(xiv)        Liens on cash collateral to secure obligations of the Borrower and its Significant Subsidiaries in respect of cash management arrangements with any Bank or Affiliate thereof; and

(xv)         Liens not otherwise permitted by this Section 7.2(b) securing Indebtedness and other obligations of the Borrower and its Significant Subsidiaries so long as the aggregate outstanding principal amount of the Indebtedness and obligations secured thereby does not at any time exceed at the time of incurrence of such Indebtedness or obligations (including any such incurrence resulting from any extension, renewal or refunding of such Indebtedness or obligations), as to the Borrower and all of its Significant Subsidiaries, 12.5% of Net Tangible Assets.

(c)           Consolidation, Merger or Disposal of Assets. Subject to Section 1.9, the Borrower will not, and will not permit any Significant Subsidiary to, (i) merge into or consolidate with any other Person; (ii) liquidate, wind up or dissolve (or suffer any liquidation or dissolution); or (iii) sell, transfer, lease or otherwise dispose of all or substantially all of its Properties to any Person; provided, however, that (A) the Borrower may merge into, or consolidate with, any Person if the Borrower is the surviving entity; (B) any Significant Subsidiary may consolidate with or merge into (1) the Borrower if the Borrower is the surviving entity or (2) any other Subsidiary of the Borrower if the surviving entity is such Significant Subsidiary or a Wholly-Owned Restricted Subsidiary; (C) any Significant Subsidiary may consolidate with or merge into any Person other than the Borrower or another Subsidiary of the Borrower if (1) such Significant Subsidiary is the surviving entity or (2) such other Person is the surviving entity and becomes a Wholly-Owned Restricted Subsidiary contemporaneously with such consolidation or merger; (D) any Significant Subsidiary may liquidate, wind up or dissolve if the Properties of such Significant Subsidiary are conveyed, transferred or distributed pursuant to such liquidation, winding up or dissolution to the Borrower or a Wholly-Owned Restricted Subsidiary; (E) any Significant Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its Properties to the Borrower, to another Wholly-Owned Restricted Subsidiary or to a Person that becomes a Wholly-Owned Restricted Subsidiary contemporaneously with such sale, transfer, lease or other disposition; (F) the Borrower and any Significant Subsidiary may transfer assets in connection with the issuance of Securitization Securities; and (G) the Borrower and any Significant Subsidiary may make Permitted JV Asset Transfers and other transfers of property of up to $1.0 billion to Subsidiaries to facilitate Data Center Developments; provided that (x) in the case of any transaction described in clauses (A) through (G), immediately before and after giving effect to any such merger or consolidation, dissolution or liquidation, or sale, transfer, lease or other disposition, no Default or Event of Default shall have occurred and be continuing and (y) in the case of any transaction described in foregoing clause (A) or (G) (excluding, in the case of clause (A), any transaction in which any Subsidiary of the Borrower merges into or consolidates with the Borrower), after giving effect to such transaction, the Borrower shall be in pro forma compliance with Section 7.2(a); provided, further, that in the case of any transaction described in foregoing clause (G), solely to the extent that following any downgrade in the Designated Ratings effected by such contribution, disposition or other transfer, the Applicable Rate is higher than BBB+/Baa1 (as issued by S&P and Moody’s, respectively), as determined based on the level corresponding to the Designated Ratings as set forth in the definition of “Applicable Rate” within 90 days following the public announcement of such contribution, disposition or other transfer (provided that, if prior to the expiration of such 90-day period, any of S&P and Moody’s makes a public announcement that it is considering a possible ratings change as a result of such transfer but does not downgrade the applicable Designated Rating within such 90-day period, such 90-day period shall be extended until the earliest to occur of (I) the expiration of an additional 30-day period, (II) the withdrawal of such public announcement or the making of another public announcement that such Rating Agency is no longer considering a possible ratings change as a result of such contribution, disposition or other transfer and (III) the downgrading by such Rating Agency of the applicable Designated Rating as a result of such contribution, disposition or other transfer).

(d)           Takeover Bids. The Borrower will not use the proceeds of any Loan made to it to participate in any unsolicited control bid for any other Person.

(e)           Sale of Significant Subsidiary Stocks. The Borrower will not, and will not permit any Significant Subsidiary to, sell, assign, transfer or otherwise dispose of, in the aggregate, more than 20% of the Capital Stock of any Significant Subsidiary, or otherwise fail to own, directly or indirectly, at least 80% of the Capital Stock of any Significant Subsidiary. Notwithstanding the foregoing provisions of Section 7.2(c) or this Section 7.2(e), (1) the Borrower or any Significant Subsidiary may sell, assign, transfer or otherwise dispose of (i) any of the Capital Stock of any Significant Subsidiary to the Borrower or to a Wholly-Owned Subsidiary of the Borrower that constitutes a Significant Subsidiary after giving effect to such transaction and (ii) any of the Capital Stock of any Subsidiary that is not a Significant Subsidiary or any of the Capital Stock of a Person that is not a Subsidiary; (2) any Significant Subsidiary shall have the right to issue, sell, assign, transfer or otherwise dispose of for value its preference or preferred stock in one or more bona fide transactions to any Person; (3) the Borrower and any Significant Subsidiary may make Permitted JV Asset Transfers and (4) the Borrower and any Significant Subsidiary may enter into transactions permitted by Section 7.2(c); provided that (A) immediately before and after giving effect to any such sale, assignment, transfer or other disposition described in the foregoing clauses (1), (2), (3) and (4), no Default or Event of Default shall have occurred and be continuing and (B) in the case of any such Permitted JV Asset Transfer permitted under the foregoing clause (3) or the transactions permitted under the foregoing clause (4), after giving effect to such Permitted JV Asset Transfer or such transactions, as applicable, the Borrower shall be in pro forma compliance with Section 7.2(a).

(f)            Agreements Restricting Dividends. The Borrower will not, and will not permit any Significant Subsidiary to, enter into, incur or permit to exist any consensual Contractual Obligation that explicitly prohibits or restricts the payment by any Significant Subsidiary of dividends or other distributions with respect to any shares of its Capital Stock; provided that the foregoing shall not prohibit financial incurrence, maintenance and similar covenants that indirectly have the practical effect of prohibiting or restricting the ability of a Significant Subsidiary to make such payments or provisions that require that a certain amount of capital be maintained, or prohibit the return of capital to shareholders above certain dollar limits; provided further, that the foregoing shall not apply to (i) prohibitions and restrictions imposed by law or by this Agreement, (ii) prohibitions and restrictions contained in, or existing by reason of, any agreement or instrument existing on the Closing Date, (iii) prohibitions and restrictions contained in, or existing by reason of, any agreement or instrument relating to any Indebtedness of, or otherwise to, any Person at the time such Person first becomes a Significant Subsidiary, so long as such prohibition or restriction was not created in contemplation of such Person becoming a Significant Subsidiary, (iv) prohibitions or restrictions contained in, or existing by reason of, any agreement or instrument effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness or other obligations issued or outstanding under an agreement or instrument referred to in clauses (ii) and (iii) above, so long as the prohibitions or restrictions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the prohibitions and restrictions contained in the original agreement or instrument, as determined in good faith by a Responsible Officer of the Borrower, (v) any prohibitions or restrictions with respect to a Significant Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (vi) any prohibitions or restrictions in respect of preferred or preference stock permitted to be issued by Significant Subsidiaries under Section 7.2(e), (vii) prohibitions under the agreements to effect the VEDO Disposition, (viii) restrictions in respect of Data Center Development Indebtedness or Project Financings to the extent such Indebtedness, in each case, constitutes Non-Recourse Debt permitted hereunder and (ix) restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of, or the activities of, such joint venture, partnership or other joint ownership entity, or any of such entity’s subsidiaries, if such restrictions are not applicable to the property or assets of any other entity.

(g)           Certain Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Significant Subsidiaries to, purchase or acquire (including pursuant to any merger) any Capital Stock, evidence of indebtedness or other interest in (including any option, warrant or other right to acquire any of the foregoing), make any loans or advances to, Guarantee any obligations of, or make any investment in or capital contribution to, any Unrestricted Subsidiary (any of the foregoing, an “Investment”) at any time, other than (i) Investments in Joint Venture Entities that are Unrestricted Subsidiaries, (ii) other Investments so long as the aggregate amount of net tangible assets of all Unrestricted Subsidiaries (other than Joint Venture Entities that are Unrestricted Subsidiaries) at such time does not exceed, or would not exceed as a result of any such Investment, 20.0% of the Net Tangible Assets or (iii) make Investments in Project Financing Subsidiaries at any time if the aggregate amount of Investments at such time exceeds, or would exceed as a result of any such Investments, $1,000,000,000.

(h)           Indebtedness of Holding Companies. The Borrower will not permit Utility Holding, LLC and any other of its Subsidiaries that directly or indirectly own Capital Stock of CEHE or CERC and which do not conduct, transact or otherwise engage in any business or operations other than those incidental to their direct or indirect ownership of the Capital Stock of CEHE or CERC to incur, create, assume or suffer to exist any Indebtedness for Borrowed Money, except (i) Indebtedness for Borrowed Money owed to the Borrower or any Subsidiary of the Borrower, (ii) Guarantees of Indebtedness for Borrowed Money owed by the Borrower or any Subsidiary of the Borrower, (iii) Data Center Development Indebtedness and (iv) Indebtedness for Borrowed Money owed by such Subsidiary on the date hereof and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof, other than an amount necessary to pay all accrued and unpaid interest on the Indebtedness being refinanced, refunded, renewed or extended and any fees and expenses, including premiums, related to such refinancing, refunding, renewal or replacement).

(i)            Revocation of Storm Certificate. The Borrower will not fail to revoke a Storm Certificate, by delivery of written notice of such revocation to the Administrative Agent, promptly upon acquiring knowledge that any statement contained in clause (ii) or (iii) of the definition of Storm Certificate as set forth in an effective Storm Certificate is no longer applicable.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a)           Non-Payment of Principal, Interest and Commitment Fee. The Borrower fails to pay, in the manner provided in this Agreement, (i) any principal or Reimbursement Obligations payable by it hereunder when due or (ii) any interest payment, any Commitment Fee or any Letter of Credit fee payable by it hereunder within five (5) Business Days after its due date; or

(b)           Non-Payment of Other Amounts. The Borrower fails to pay, in the manner provided in this Agreement, any other amount (other than the amounts set forth in Section 8.1(a) above) payable by it hereunder when due and such default shall continue unremedied for a period of at least ten (10) Business Days after the Borrower’s receipt of notice from the Administrative Agent of such default; or

(c)           Breach of Representation or Warranty. Any representation or warranty by the Borrower in Section 6.1, in any other Loan Document or in any certificate, document or instrument delivered by the Borrower under this Agreement shall prove to have been incorrect in any material respect when made or when deemed hereunder to have been made; or

(d)           Breach of Certain Covenants. The Borrower fails to perform or comply with any one or more of its obligations under Section 7.1(a)(v)(A), 7.1(b)(ii) or 7.2; or

(e)           Breach of Other Obligations. The Borrower does not perform or comply with any one or more of its other obligations under this Agreement (other than those set forth in Section 8.1(a), (b) or (d) above) or under any other Loan Document and such failure to perform or comply shall not have been remedied within 30 days after the earlier of (i) notice thereof to the Borrower from the Administrative Agent or the Majority Banks and (ii) actual knowledge thereof by a Responsible Officer of the Borrower; or

(f)            Other Indebtedness. The Borrower or any Significant Subsidiary (i) fails to pay when due (either at stated maturity or by acceleration or otherwise, but subject to applicable grace periods) any principal or interest in respect of any Indebtedness for Borrowed Money (other than Indebtedness of the Borrower under this Agreement), Secured Indebtedness or Junior Subordinated Debt if the aggregate principal amount of all such Indebtedness for which such failure to pay shall have occurred and be continuing exceeds $150,000,000 (“Material Indebtedness”) or (ii) fails to observe or perform any other term, covenant, condition or agreement under any such agreement for Material Indebtedness if such failure results in the acceleration of the maturity of such Material Indebtedness (other than solely as a result of (x) any event or condition that permits holders of any Indebtedness constituting convertible indebtedness of Borrower to convert such Indebtedness or (y) any event or condition resulting from the conversion of any Indebtedness constituting convertible indebtedness of Borrower, in either case, into common stock of Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of Borrower), cash, including in lieu of fractional shares of common stock of Borrower, or a combination thereof) shall have occurred and be continuing with respect to any Indebtedness for Borrowed Money, Secured Indebtedness or Junior Subordinated Debt of the Borrower or any Significant Subsidiary (other than Indebtedness of the Borrower under this Agreement); or

(g)           Involuntary Bankruptcy, Etc. (i) There shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action in any court of competent jurisdiction (A) seeking a decree or order for relief in respect of the Borrower or any Significant Subsidiary under any applicable domestic or foreign bankruptcy, insolvency, receivership or other similar law, (B) seeking a decree or order adjudging the Borrower or any Significant Subsidiary a bankrupt or insolvent, (C) except as permitted by Section 7.2(c)(ii), seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief of or in respect of the Borrower or any Significant Subsidiary or their respective debts under any applicable domestic or foreign bankruptcy, insolvency, receivership or other similar law or (D) seeking the appointment of a custodian, receiver, conservator, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any Significant Subsidiary or of any substantial part of their respective Properties, and, in the case of each of the foregoing clauses (A), (B), (C) and (D), such case, proceeding or other action is not dismissed within 90 days; or (ii) a decree, order or other judgment is entered in respect of any of the remedies, reliefs or other matters for which any case, proceeding or other action referred to in clause (i) above is commenced; or (iii) there shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged or stayed or bonded pending appeal within 90 days from the entry thereof; or

(h)           Voluntary Bankruptcy, Etc. (i) The commencement by the Borrower or any Significant Subsidiary of a voluntary case, proceeding or other action under any applicable domestic or foreign bankruptcy, insolvency, receivership or other similar law (A) seeking to have an order of relief entered with respect to it, (B) seeking to be adjudicated a bankrupt or insolvent, (C) seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief with respect to it or its debts under any applicable domestic or foreign bankruptcy, insolvency, receivership or other similar law or (D) seeking the appointment of or the taking possession by a custodian, receiver, conservator, liquidator, assignee, trustee, sequestrator or similar official of the Borrower or any Significant Subsidiary of any substantial part of its Properties; or (ii) the making by the Borrower or any Significant Subsidiary of a general assignment for the benefit of creditors; or (iii) the Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts described in clause (i) or (ii) above or in Section 8.1(g); or (iv) the admission by the Borrower or any Significant Subsidiary in writing of its inability to pay its debts generally as they become due or the failure by the Borrower or any Significant Subsidiary generally to pay its debts as such debts become due; or

(i)            Judgments. One or more final judgments or decrees for the payment of money in an aggregate amount in excess of $150,000,000 (to the extent not covered by insurance) shall be rendered by one or more courts of competent jurisdiction against the Borrower or any Significant Subsidiary, and the same shall remain undischarged for a period of sixty (60) days during which the execution thereon shall not effectively be stayed, released, bonded or vacated; or

(j)            ERISA Events. The existence of an event or events, individually or, in the aggregate, that would reasonably be expected to have a Material Adverse Effect arising out of or in connection with (i) any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) by a Plan, whether or not waived, or any Lien in favor of the PBGC or a Plan on the assets of the Borrower or any Commonly Controlled Entity, (iii) the occurrence of a Reportable Event with respect to, or the commencement of proceedings under Section 4042 of ERISA to have a trustee appointed, or the appointment of a trustee under Section 4042 of ERISA, to administer or to terminate any Single Employer Plan, which Reportable Event, commencement of proceedings or appointment of a trustee would reasonably be expected to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) the termination of any Single Employer Plan for purposes of Title IV of ERISA or (v) withdrawal from, or the Insolvency of, a Multiemployer Plan; or

(k)            Change in Control. A Change in Control shall have occurred.

SECTION 8.2. Cancellation/Acceleration. If at any time and for any reason (whether within or beyond the control of any party to this Agreement):

(a)           either of the Events of Default specified in Section 8.1(g) or 8.1(h) occurs with respect to the Borrower, then automatically:

(i)            the Commitments shall immediately be cancelled; and

(ii)           all Loans made hereunder, all amounts of L/C Obligations (whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required for draws thereunder), all unpaid accrued interest or fees and any other sum payable under this Agreement or any other Loan Document shall become immediately due and payable; or

(b)           any other Event of Default specified in Section 8.1 occurs, then, at any time thereafter while such Event of Default is continuing, the Administrative Agent shall, upon the instruction of the Majority Banks, by notice to the Borrower, declare that:

(i)            the Commitments shall immediately be cancelled; and/or

(ii)           either (A) all Loans made hereunder, all amounts of L/C Obligations (whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required for draws thereunder), all unpaid accrued interest or fees and any other sum payable under this Agreement or any other Loan Document shall become immediately due and payable or (B) all Loans made hereunder, all amounts of L/C Obligations (whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required for draws thereunder), all unpaid accrued interest or fees and any other sum payable under this Agreement or any other Loan Document shall become due and payable at any time thereafter immediately on demand by the Administrative Agent (acting on the instructions of the Majority Banks).

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph or on the Termination Date, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent cash or cash equivalents in an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit. The Borrower hereby grants to the Administrative Agent, for the benefit of the applicable Issuing Bank and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents. Interest shall accrue on amounts deposited in such account for the benefit of the Borrower at a rate equal to the Federal Funds Effective Rate. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of each Issuing Bank and the L/C Participants, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the within security interest in such cash collateral account.

Except as expressly provided above in this Section 8.2, presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of any kind whatsoever are hereby expressly waived by the Borrower.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.1. Appointment. Each Bank hereby irrevocably designates and appoints JPMorgan Chase Bank, N.A. as the Administrative Agent of such Bank under this Agreement and the other Loan Documents, and each such Bank irrevocably authorizes JPMorgan Chase Bank, N.A., as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, (a) the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent and (b) the other Agents and the Lead Arrangers shall not have any duties or responsibilities hereunder, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the other Agents or the Lead Arrangers.

SECTION 9.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 9.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any other Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Note or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

SECTION 9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, note, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, email, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent with reasonable care. The Administrative Agent may deem and treat the payee of any Note or any loan account in the Register as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks (or, if so specified by this Agreement, all Banks) as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Banks (or, if so specified by this Agreement, all Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the amounts owing hereunder.

SECTION 9.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Banks (or, if so specified by this Agreement, all Banks); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

SECTION 9.6. Non-Reliance on Administrative Agent, Lead Arrangers and Other Banks. Each Bank expressly acknowledges that neither the Agents and the Lead Arrangers nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent or any Lead Arranger hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by any Agent or any Lead Arranger, as applicable, to any Bank. Each Bank represents to the Agents and the Lead Arrangers that it has, independently and without reliance upon any Agent, any Lead Arranger or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon any Agent, any Lead Arranger or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

SECTION 9.7. Indemnification. The Banks agree to indemnify each Agent, each Lead Arranger and their respective affiliates and their and their affiliates’ respective officers, directors, employees, partners, affiliates, agents, advisors, and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective applicable Revolving Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such applicable Revolving Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of all amounts owing hereunder and the termination of the Commitments) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 9.8. Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it, any Letter of Credit issued or participated in by it and its Commitment hereunder, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Bank and may exercise the same as though it were not an Agent, and the terms “Bank” and “Banks” shall include each Agent in its individual capacity.

SECTION 9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Banks and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Banks shall appoint from among the Banks a successor agent for the Banks, which successor agent shall (unless an Event of Default under Sections 8.1(a), (g) or (h) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of any amounts payable hereunder. If a successor Administrative Agent shall not have been so appointed within 15 days after the resigning Administrative Agent gives notice of its resignation, the resigning Administrative Agent may then appoint a successor Administrative Agent who shall be a financial institution engaged or licensed to conduct banking business under the laws of the United States with an office in the United States and that has total assets in excess of $500,000,000 and who shall serve as Administrative Agent until such time, if any, as an Administrative Agent shall have been appointed by the Majority Banks (with the consent of the Borrower to the extent required above) as provided above. After any Administrative Agent’s resignation as Administrative Agent, the provisions of this Article IX and of Section 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 9.10. Co-Syndication Agents, Co-Documentation Agents, Lead Arrangers and Global Coordinators . Notwithstanding anything to the contrary contained herein, no Bank (or Affiliate thereof) identified as a “Co-Syndication Agent”, “Co-Documentation Agent”, “Lead Arranger” or “Global Coordinator” shall have the right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks (or Affiliates thereof) so identified shall have or be deemed to have any fiduciary relationship with any Bank (or Affiliate thereof). Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks (or Affiliates thereof) so identified in deciding to enter into this Agreement or not taking action hereunder.

SECTION 9.11. Certain ERISA Matters.

(a)           Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)           such Bank is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)           (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or any Lead Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)            The Administrative Agent and each Lead Arranger, Co-Syndication Agent and Co-Documentation Agent hereby informs the Banks that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, arrangement fees, agency fees, administrative agent fees, commitment fees, Letter of Credit fees, fronting fees, amendment fees, processing fees, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 9.12. Disqualified Institutions. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Bank or Participant or prospective Bank or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

SECTION 9.13. Recovery of Erroneous Payments.

(a)            If the Administrative Agent notifies a Bank (any such Bank, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)           Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Payment Recipient shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).

(c)           Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement. In addition, each party hereto agrees that, irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment (or portion thereof that is not returned to the Administrative Agent as provided herein).

(d)           The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any amounts owed by the Borrower or any other Credit Party under any Loan Document.

(e)           To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(f)            Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all amounts owing (or any portion thereof) under any Loan Document.

(g)           The Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Borrower) between the Borrower and its Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Borrower or its Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Bank, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Banks acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Bank with any credit or other information concerning the Loans, the Banks, the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and the Borrower, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Banks, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of the Borrower.

SECTION 9.14. Borrower Communications.

(a)           The Credit Parties agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)           Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Credit Parties and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Credit Parties and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)           THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY CREDIT PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Amendments and Waivers. Subject to Section 2.8(b) and Section 3.9, neither this Agreement nor any other Loan Document, nor any provision hereof or thereof, may be waived, amended, supplemented or modified except pursuant to an instrument or instruments in writing entered into by the Borrower and the Majority Banks or by the Borrower and the Administrative Agent with the consent of the Majority Banks; provided that the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Banks and the Banks providing any Commitment Increase may enter into any amendment necessary to implement the terms of such Commitment Increase in accordance with the terms of this Agreement without the consent of any other Bank; provided further that no such waiver, amendment or modification shall:

(i)            increase the amount or extend the expiration date of any Bank’s Commitment (except in the manner set forth in Section 2.7) without the consent of such Bank;

(ii)           reduce the principal amount of any Loan, or extend the scheduled date of maturity of any Loan (except in the manner set forth in Section 2.7), or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, in each case without the consent of each Bank directly affected thereby;

(iii)          amend, modify or waive any provision of this Section 10.1 or of Section 4.2 in a manner that would alter the pro rata sharing of payments required thereby, or reduce the percentage specified in the definition of Majority Banks, or consent to the assignment or transfer by the Borrower of any of its respective rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Banks;

(iv)          amend, modify or waive any provision of Article IX without the written consent of the Administrative Agent at the time;

(v)           amend, modify or waive any provision of Section 2.8 without the written consent of the Administrative Agent, the Swingline Lender and each Issuing Bank;

(vi)          amend, modify or waive any provision of Section 2.5 in a manner that adversely affects any Issuing Bank without the written consent of such Issuing Bank;

(vii)         amend, modify or waive any provision of Section 2.4 in a manner that adversely affects the Swingline Lender without the written consent of the Swingline Lender; and

(viii)        subordinate (in right of payment) the Loans (or any portion thereof) to any other indebtedness without the written consent of each Bank directly affected by such subordination; provided that the foregoing shall not restrict or prohibit (A) any structural subordination resulting from the incurrence of Indebtedness by any Significant Subsidiary to the extent such Indebtedness is permitted hereunder, (B) any subordination expressly permitted (prior to giving effect to any such amendment, modification or waiver) by another provision of this Agreement or (C) any subordination to Indebtedness secured by Liens permitted under Section 7.2(b) solely to the extent that such Indebtedness has priority by virtue of being secured by such Liens.

Any such waiver, amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Borrower, the Banks, the Issuing Banks, the Swingline Lender, the Administrative Agent and all future holders of the amounts payable hereunder. In the case of any waiver (to the extent specified therein), the Borrower, the Banks, the Issuing Banks, the Swingline Lender and the Administrative Agent shall be restored to their former position and rights hereunder and under any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

SECTION 10.2. Notices.

(a)           Unless otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto shall be in writing (including by facsimile or e-mail followed by any original sent by mail or delivery), and, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule 1.1(A) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto pursuant to paragraph (c) below and any future holders of the amounts payable hereunder:

(i)            if to the Borrower, to it at:

1111 Louisiana
Houston, Texas 77002
Attention: Patricia L. Martin, Vice President & Treasurer
Email: patricia.martin@centerpointenergy.com

With a copy to:

1111 Louisiana
Houston, Texas 77002
Attention: Kaydra Kirtz, Assistant Treasurer
Email: kaydra.kirtz@centerpointenergy.com

(ii)           if to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower;

(iii)          if to the Administrative Agent from the Lenders, to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd, NCC5, Floor 1
Newark, Delaware 19713-2107
Attention: Michelle Won, Account Manager
Facsimile: (302) 634-3301
Telephone: (302) 634-2214
Email: michelle.won@chase.com

With a copy to:

JPMorgan Chase Bank, N.A.
500 Stanton Christiana Rd, NCC5, Floor 1
Newark, Delaware 19713-2107
Attention: Wasiris Vasquez, Backup Account Manager
Facsimile: (302) 634-3301
Telephone: (312) 325-4008
Email: wasiris.vasquez@chase.com

With a copy to:

JPMorgan Chase Bank, N.A.
8181 Communications Pkwy
Plano, TX 75024
Attention: Hamza Tariq, Executive Director
Telephone: (972) 324-2325
Email: hamza.tariq@jpmchase.com

(iv)           if to an Issuing Bank, to it at the address separately provided to the Borrower; if to the Swingline Lender, at the address separately provided to the Borrower; and

(v)           if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

provided that any notice, request or demand to or upon the Administrative Agent or the Banks shall not be effective until received during such recipient’s normal business hours.

(b)           The Borrower hereby acknowledges that (i) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”) and (ii) the Administrative Agent will make available to the Banks certain notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that initiates or responds to the legal process (all such non-excluded information being referred to herein collectively as the “Communications”) on IntraLinks or another relevant website (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”). The Borrower hereby agrees that (i) all Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Banks to treat such Communications as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, it being understood that certain of such Communications may be subject to the confidentiality requirements hereof, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, (A) the Borrower shall be under no obligation to mark any Communications “PUBLIC,” and each Public Lender hereby waives its right to receive any Communications that are not marked “PUBLIC”; and (B) the Administrative Agent shall treat Communications that are deemed to have been delivered based on notice pursuant to the last sentence of Section 7.1(a) as “PUBLIC.”

(c)           The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or circumstances.

(d)           Any party hereto may change its address, facsimile number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.4. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.

SECTION 10.5. Payment of Expenses; Indemnity; Limitation of Liability, Etc.

(a)           Expenses. The Borrower agrees (i) to pay all reasonable and documented out-of-pocket expenses of the Global Coordinators associated with the syndication of the Facility (limited to, in the case of legal fees, disbursements and expenses, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, local and regulatory counsel (to the extent deemed reasonably necessary by the Global Coordinators in good faith and in consultation with the Borrower) and, solely in the case of a conflict of interest, one additional counsel for each such conflicted party), (ii) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, limited to, in the case of legal fees, disbursements and expenses, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, counsel to the Administrative Agent (but excluding the fees or disbursements of any other counsel), (iii) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, collection or preservation of its rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the reasonable fees and disbursements of the special counsel to the Administrative Agent (limited to, in the case of legal fees, disbursements and expenses, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP and local and regulatory counsel (to the extent deemed reasonably necessary by the Global Coordinators in good faith and in consultation with the Borrower) (but excluding the fees or disbursements of any other counsel)), (iv) to pay or reimburse each Bank and each Issuing Bank for all its costs and expenses incurred in connection with the enforcement, or at any time after the occurrence and during the continuance of a Default or an Event of Default, the preservation, of its rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including (A) the reasonable and documented out-of-pocket fees and disbursements of counsel to such Bank (limited to, in the case of legal fees, disbursements and expenses, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP, local and regulatory counsel (to the extent deemed reasonably necessary by the Global Coordinators in good faith and in consultation with the Borrower) and, solely in the case of a conflict of interest, one additional counsel for each such conflicted party) and (B) other reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (v) without duplication of any other provision contained in this Agreement or any Notes, to pay, indemnify, and hold each Bank and the Administrative Agent harmless from, any and all recording and filing fees (for which each Bank has not been otherwise reimbursed by the Borrower under this Agreement), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith.

(b)           Indemnity. Without duplication of any other provision contained in this Agreement or any Notes, the Borrower agrees to pay, indemnify and hold the Administrative Agent, each Global Coordinator, each Lead Arranger, each Bank, each Issuing Bank, the Swingline Lender and each Agent together with their respective affiliates and their and their affiliates’ respective directors, officers, employees, agents, trustees, advisors and Affiliates (collectively, the “Indemnified Persons”), harmless from and against, any and all losses, claims, damages and liabilities (and shall reimburse each Indemnified Person upon demand for any reasonable legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any of the foregoing (limited to, in the case of legal fees, disbursements and expenses, the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP and, to the extent reasonably necessary, one local counsel in each relevant jurisdiction, if any, and solely in the case of a conflict of interest, one additional counsel in each such relevant jurisdiction)), incurred by any Indemnified Person arising out of, in connection with, or as a result of the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents, the transactions contemplated by this Agreement and the other Loan Documents, or the use, or proposed use, of proceeds of the Loans (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”); provided that (x) the Borrower shall have no obligation hereunder to an Indemnified Person with respect to Indemnified Liabilities arising from or in connection with (A) the gross negligence or willful misconduct of such Indemnified Person or (B) the material breach by such Indemnified Person of the express terms of this Agreement, in the case of each of the foregoing clauses (A) and (B) as determined by a final, non-appealable judgment of a court of competent jurisdiction and (y) without limiting the provisions of Section 4.3(c), this Section 10.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim; AND PROVIDED FURTHER THAT, SUBJECT TO THE LIMITATIONS DESCRIBED HEREIN, IT IS THE INTENTION OF THE BORROWER TO INDEMNIFY THE INDEMNIFIED PERSONS AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.5(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of the Borrower’s directors, security holders, affiliates, creditors, an Indemnified Person or any other Person, whether or not an Indemnified Person is otherwise a party to this Agreement.

(c)           Limitation of Liability. Each party hereto hereby waives, to the maximum extent permitted by applicable law, any right it may have to claim or recover from any other party hereto any special, indirect, punitive or consequential damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents, the transactions contemplated by this Agreement and the other Loan Documents, or the use, or proposed use, of proceeds of the Loans; provided that nothing contained in this paragraph (c) shall limit the Borrower’s indemnification provisions contained in paragraph (b) above.

(d)           The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement.

SECTION 10.6. Effectiveness, Successors and Assigns; Participations; Assignments.

(a)           This Agreement shall become effective on the date hereof and thereafter shall be binding upon and inure to the benefit of the Borrower, the Banks, each Issuing Bank, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

(b)           Any Bank may, without the consent of or notice to the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions or Bank Affiliates (other than any Disqualified Institution) (a “Participant”) participating interests in any Loan owing to such Bank, any Note held by such Bank, any Commitment of such Bank or any other interest of such Bank hereunder and under the other Loan Documents. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Loan and Commitment or other interest for all purposes under this Agreement and the other Loan Documents, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents and, except with respect to the matters set forth in Section 10.1, the amendment of which requires the consent of all of the Banks, the participation agreement between the selling Bank and the Participant may not restrict such Bank’s voting rights hereunder. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.1 and 4.3 (subject to the requirements and limitations therein, including the requirements under Section 4.3(e) and Section 4.3(f) (it being understood that the documentation required under Section 4.3(e) and Section 4.3(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 4.1 and 4.3 as if it were an assignee under paragraph (c) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 4.1 or 4.3, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. The Borrower further agrees that each Participant, to the extent provided in its participation, shall be entitled to the benefits of Section 3.7 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided that (i) no Participant shall be entitled to receive any greater amount pursuant to such Sections than the selling Bank would have been entitled to receive in respect of the amount of the participation sold by such selling Bank to such Participant had no such sale occurred and (ii) each such sale of participating interests shall be to a “qualified purchaser”, as such term is defined under the Investment Company Act of 1940, as amended. Except as expressly provided in this Section 10.6(b), no Participant shall be a third-party beneficiary of or have any rights under this Agreement or under any of the other Loan Documents. Each Bank that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank, each of the Borrower or any of its Subsidiaries that is a party to any Loan Document, and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c)           Except as set forth below, the Banks shall be permitted to assign all or a portion of their Loans and Commitments to one or more financial institutions (other than Disqualified Institutions) (“Purchasing Banks”) with the consent, not to be unreasonably withheld, of (x) the Borrower; provided that, (A) no consent of the Borrower shall be required if (i) the Purchasing Bank is a Bank or a Bank Affiliate or (ii) an Event of Default has occurred and is continuing, and (B) the Borrower shall be deemed to have consented to such assignment unless it shall have notified the Administrative Agent of its refusal to give such consent within 10 Business Days following the Borrower’s receipt from the transferor Bank of a fully-completed Assignment and Acceptance (as defined below) with respect to such assignment, delivered in accordance with Section 10.2, (y) the Administrative Agent, unless the assignment is from a Bank to its Bank Affiliate, and (z) each Issuing Bank and the Swingline Lender, unless the assignment is from a Bank to its Bank Affiliate, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit A (an “Assignment and Acceptance”), executed by such Purchasing Bank and such transferor Bank (and by the Borrower, the Administrative Agent and each Issuing Bank, as applicable) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) such Purchasing Bank is a “qualified purchaser” as defined under the Investment Company Act of 1940, as amended, (ii) each such sale shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Commitment of such Bank, (iii) each such sale shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount representing the entire Commitment of such transferor Bank) if such sale is not to an existing Bank, and (iv) after giving effect to such sale, the transferor Bank shall (to the extent that it continues to have any Commitment hereunder) have a Commitment of not less than $5,000,000, provided that such amounts shall be aggregated in respect of each Bank and its Bank Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance (the “Transfer Effective Date”), (i) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder with the Commitments as set forth therein and (ii) the transferor Bank thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Bank’s rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Revolving Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement. On or prior to the Transfer Effective Date determined pursuant to such Assignment and Acceptance, (i) appropriate entries shall be made in the accounts of the transferor Bank and the Register evidencing such assignment and releasing the Borrower from any and all obligations to the transferor Bank in respect of the assigned Loan or Loans and (ii) appropriate entries evidencing the assigned Loan or Loans shall be made in the accounts of the Purchasing Bank and the Register as required by Section 3.1 hereof. In the event that any Notes have been issued in respect of the assigned Loan or Loans, such Notes shall be marked “cancelled” and surrendered by the transferor Bank to the Administrative Agent for return to the Borrower.

(d)           The Administrative Agent shall maintain at its address referred to in Section 10.2(a) a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to, each Bank from time to time. To the extent permitted by applicable law, the entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Banks may (and, in the case of any Loan or other obligations hereunder not evidenced by a Note, shall) treat, each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by a transferor Bank and Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank Affiliate, by the Borrower and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall promptly accept such Assignment and Acceptance on the Transfer Effective Date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Borrower.

(f)           Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or Purchasing Bank for such Bank as a party hereto. The Borrower hereby agrees that, upon request of any Bank at any time and from time to time after the Borrower has made its initial Borrowing hereunder, the Borrower shall provide to such Bank, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit B-1 or B-2 evidencing the Loans or L/C Obligations, as the case may be, owing to such Bank.

(g)           (i) No assignment or participation shall be made to, and no Commitment Increase shall be provided by, any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Bank entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person or the applicable Effective Date, as the case may be (unless the Borrower has consented to such assignment, participation or Commitment Increase in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment, participation or Commitment Increase). For the avoidance of doubt, with respect to any assignee, Participant, Bank or New Bank that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee, Participant, Bank or New Bank shall not retroactively be disqualified from becoming an assignee, Participant, Bank or New Bank and (y) the execution by the Borrower of an Assignment and Acceptance or joinder agreement with respect to such assignee, Participant, Bank or New Bank will not by itself result in such party no longer being considered a Disqualified Institution. Any assignment, participation or Commitment Increase in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii) If any assignment (or, with respect to clause (B) below, participation) is made to, or any Commitment Increase is provided by, any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Banks by the Borrower, the Administrative Agent or any other Bank, (y) attend or participate in meetings attended by the Banks and the Administrative Agent, or (z) access any electronic site established for the Banks or confidential communications from counsel to or financial advisors of the Administrative Agent or the Banks and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Bank to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Banks and/or (B) provide the DQ List to each Bank requesting the same.

SECTION 10.7. Setoff. In addition to any rights and remedies of the Banks provided by law, if any Event of Default shall have occurred and be continuing, each Bank shall have the right, to the fullest extent permitted by law, without prior notice to the Borrower (any such notice being expressly waived by the Borrower to the extent permitted by applicable law), to set off and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank or any branch or agency thereof to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower existing under this Agreement which are then due and payable. Each Bank agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be maintained with Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the parties hereto shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any other party hereto believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons without further verification thereof and without any further obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks, and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, and (ii) each of the parties hereto may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record).

SECTION 10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent or any Bank relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 10.11. GOVERNING LAW.

(a)           THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)           Notwithstanding anything in Section 10.11(a) to the contrary, nothing in this Agreement or in any Note or any other Loan Documents shall be deemed to constitute a waiver of any rights which any Bank may have under applicable federal law relating to the amount of interest which any Bank may contract for, take, receive or charge in respect of any Loans, including any right to take, receive, reserve and charge interest at the rate allowed by the laws of the state where such Bank is located. To the extent that Texas law is applicable to the determination of the Highest Lawful Rate, the Banks and the Borrower agree that (i) if Chapter 303 of the Texas Finance Code, as amended, is applicable to such determination, the weekly rate ceiling as computed from time to time shall apply, provided that, to the extent permitted by such Article, the Administrative Agent may from time to time by notice to the Borrower revise the election of such interest rate ceiling as such ceiling affects the then current or future balances of the Loans; and (ii) the provisions of Chapter 346 of the Texas Finance Code, as amended shall not apply to this Agreement or any Note issued hereunder.

SECTION 10.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.13. Submission to Jurisdiction; Waivers. Each party to this Agreement hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Courts of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid to such party at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

SECTION 10.14. Acknowledgments. The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Bank has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Banks, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture exists among the Banks or among the Borrower and the Banks.

SECTION 10.15. Limitation on Agreements. All agreements between the Borrower, the Administrative Agent or any Bank, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand being made in respect of an amount due under any Loan Document or otherwise, shall the amount paid, or agreed to be paid, to the Administrative Agent or any Bank for the use, forbearance, or detention of the money to be loaned under this Agreement, any Notes or any other Loan Document or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any such circumstance, the Administrative Agent or any Bank shall ever receive interest or anything that might be deemed interest under applicable law that would exceed the Highest Lawful Rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing on account of such Bank’s Loans or the amounts owing on other obligations of the Borrower to the Administrative Agent or any Bank under any Loan Document and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of such Bank’s Loans and the amounts owing on other obligations of the Borrower to the Administrative Agent or any Bank under any Loan Document, as the case may be, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Administrative Agent or any Bank for the use, forbearance or detention of the indebtedness of the Borrower to the Administrative Agent or any Bank shall, to the fullest extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. Notwithstanding anything to the contrary contained in any Loan Document, it is understood and agreed that if at any time the rate of interest that accrues on the outstanding principal balance of any Loan shall exceed the Highest Lawful Rate, the rate of interest that accrues on the outstanding principal balance of any Loan shall be limited to the Highest Lawful Rate, but any subsequent reductions in the rate of interest that accrues on the outstanding principal balance of any Loan shall not reduce the rate of interest that accrues on the outstanding principal balance of any Loan below the Highest Lawful Rate until the total amount of interest accrued on the outstanding principal balance of any Loan equals the amount of interest that would have accrued if such interest rate had at all times been in effect. The terms and provisions of this Section 10.15 shall control and supersede every other provision of all Loan Documents.

SECTION 10.16. Removal of Bank. Notwithstanding anything herein or in any other Loan Document to the contrary, the Borrower may, at any time in its sole discretion, remove any Bank upon 15 Business Days’ written notice to such Bank and the Administrative Agent (the contents of which notice shall be promptly communicated by the Administrative Agent to each other Bank), such removal to be effective at the expiration of such 15-day notice period; provided, however, that no Bank may be removed hereunder at a time when an Event of Default shall have occurred and be continuing. Each notice by the Borrower under this Section 10.16 shall constitute a representation by the Borrower that the removal described in such notice is permitted under this Section 10.16. Concurrently with such removal, the Borrower shall pay to such removed Bank all amounts owing to such Bank hereunder (including any amounts arising under Section 3.7 as a consequence of such removal) and under any other Loan Document in immediately available funds. Upon full and final payment hereunder of all amounts owing to such removed Bank, such Bank shall make appropriate entries in its accounts evidencing payment of all Loans hereunder and releasing the Borrower from all obligations owing to the removed Bank in respect of the Loans hereunder and surrender to the Administrative Agent for return to the Borrower any Notes of the Borrower then held by it. Effective immediately upon such full and final payment, such removed Bank will not be considered to be a “Bank” for purposes of this Agreement, except for the purposes of any provision hereof that by its terms survives the termination of this Agreement and the payment of the amounts payable hereunder. Effective immediately upon such removal, the Commitment of such removed Bank shall immediately terminate, such Bank’s participation share in any outstanding Letters of Credit shall immediately terminate and such participation share shall be divided among the remaining Banks according to their Revolving Percentages. Such removal will not, however, affect the Commitments of any other Banks hereunder.

SECTION 10.17. Confidentiality. Each of the Banks and the Administrative Agent agrees to maintain, and to use its commercially reasonable efforts to cause any third party recipient of the information described in this Section 10.17 to maintain, any information delivered or made available by the Borrower to it (including any information obtained pursuant to Section 7.1), confidential from anyone other than Persons employed or retained by such party who are or are expected to become engaged in evaluating, approving, structuring or administering the transactions contemplated hereunder; provided that nothing shall prevent any Bank or the Administrative Agent from disclosing such information (i) to any other Bank or any Affiliate of any Bank, (ii) pursuant to subpoena or upon the order of any court or administrative agency having jurisdiction over such Bank or the Administrative Agent, as the case may be, (iii) upon the request or demand of any Governmental Authority or self-regulatory body, in each case, having jurisdiction over such Bank or the Administrative Agent, as the case may be, (iv) if such information has been publicly disclosed (other than by reason of disclosure by any Bank or the Administrative Agent in breach of its obligations under this Section 10.17), (v) to the extent reasonably required in connection with any litigation to which either the Administrative Agent, any Bank, the Borrower or their respective Affiliates may be a party relating to this Agreement or any other Loan Document, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to the Administrative Agent’s or such Bank’s, as the case may be, legal counsel, independent auditors and other professional advisors and agents involved in the administration of the Loans hereunder, (viii) to market data collectors, such as league table, or other service providers to the lending industry, in respect of information regarding the closing date, size, type, purpose of, and parties to, this Agreement, or (ix) to any actual or proposed Participant, Purchasing Bank, hedge or insurance counterparty in respect of this Agreement or pledgee (each, a “Transferee”) that has agreed in writing to be bound by the provisions of this Section 10.17 or provisions at least as restrictive as those in this Section 10.17. To the extent permitted by applicable law, in the event that any Bank or the Administrative Agent is legally requested or required to disclose any confidential information pursuant to clause (ii), (iii) (unless such request (X) is from a bank regulatory agency or in connection with an examination of a Bank’s records by bank examiners and (Y) does not target or impact Borrower or any of its Subsidiaries) or (v) of this Section 10.17, such party shall promptly notify the Borrower of such request or requirement prior to disclosure so that Borrower may seek an appropriate protective order and/or waive compliance with the terms of this Agreement. If, however, in the opinion of counsel for such party, such party is nonetheless, in the absence of such order or waiver, compelled to disclose such confidential information or otherwise stand liable for contempt or suffer possible censure or other penalty or liability, then such party may disclose such confidential information without liability to the Borrower; provided, however, that such party will use its commercially reasonable efforts to minimize the disclosure of such information. Subject to the exceptions above to disclosure of information, each of the Banks and the Administrative Agent agrees that it shall not publish, publicize, or otherwise make public any information regarding this Agreement or the transactions contemplated hereby without the written consent of the Borrower, in its sole discretion.

For the avoidance of doubt, nothing in this Section 10.17 shall prohibit any person from voluntarily disclosing confidential information to a governmental, regulatory or self-regulatory organization (each, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.17 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 10.18. Officer’s Certificates. It is not intended that any certificate of any officer of the Borrower delivered to the Administrative Agent or any Bank pursuant to this Agreement shall give rise to any personal liability on the part of such officer.

SECTION 10.19. USA Patriot Act. Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Bank and the Administrative Agent to maintain compliance with the Patriot Act.

SECTION 10.20. No Advisory or Fiduciary Responsibility. The Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) no fiduciary, advisory or agency relationship between the Borrower or any of its Affiliates, on the one hand, and the Administrative Agent, any other Agent, any Lead Arranger, any Global Coordinator, any Issuing Bank, the Swingline Lender or any Bank, on the other hand, is intended to be or has been created in respect of this Agreement, irrespective of whether any such Person has advised or is advising the Borrower or any of its Affiliates on other matters, (b) each of the Administrative Agent, the other Agents, the Lead Arrangers, the Global Coordinators, the Issuing Banks, the Swingline Lender and the Banks, on the one hand, and the Borrower and its Affiliates, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Borrower and its Affiliates rely on, any fiduciary duty to them on the part of the Administrative Agent, any other Agent, any Lead Arranger, any Global Coordinator, any Issuing Bank, the Swingline Lender or any Bank, (c) the Borrower and its Affiliates are capable of evaluating and understanding, and each of the Borrower and its Affiliates understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and by the other Loan Documents, (d) the Borrower and its Affiliates have been advised that the Administrative Agent, the other Agents, the Lead Arrangers, the Global Coordinators, the Issuing Banks, the Swingline Lender and the Banks are engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower and its Affiliates and no such Person has any obligation to disclose such interests and transactions to the Borrower or any of its Affiliates, (e) the Borrower and its Affiliates have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (f) each of the Administrative Agent, the other Agents, the Lead Arrangers, the Global Coordinators, the Issuing Banks, the Swingline Lender and the Banks has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person or entity in respect of the transactions contemplated by this Agreement.

SECTION 10.21. Amendment and Restatement of Existing Credit Agreement. The Existing Credit Agreement is hereby amended and restated in its entirety by the terms and provisions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CENTERPOINT ENERGY, INC.

By:	/s/ Patricia L. Martin
Name: Patricia L. Martin
Title: Vice President & Treasurer

CNP Credit Agreement – Signature Page

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as an Issuing
Bank, as the Swingline Lender and as a
Bank

By:	/s/ Khawaja Tariq
Name: Khawaja Tariq
Title: Executive Director

CNP Credit Agreement – Signature Page

MIZUHO BANK, LTD.,
as Co-Syndication Agent and as a Bank

By:	/s/ Edward Sacks
Name: Edward Sacks
Title: Managing Director

CNP Credit Agreement – Signature Page

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Co-Syndication Agent
and as a Bank

By:	/s/ Patrick Engel
Name: Patrick Engel
Title: Managing Director

CNP Credit Agreement – Signature Page

BANK OF AMERICA, N.A., as
Co-Documentation Agent and as a Bank

By:	/s/ John M. Eyerman
Name: John M. Eyerman
Title: Director

CNP Credit Agreement – Signature Page

BARCLAYS BANK PLC,
as Co-Documentation Agent, as an Issuing
Bank and as a Bank

By:	/s/ Evan Moriarty
Name: Evan Moriarty
Title: Director

CNP Credit Agreement – Signature Page

CITIBANK, N.A., as Co-Documentation
Agent and as a Bank

By:	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

CNP Credit Agreement – Signature Page

MUFG BANK, LTD., as Co-Documentation
Agent and as a Bank

By:	/s/ Michael Agrimis
Name: Michael Agrimis
Title: Managing Director

CNP Credit Agreement – Signature Page

ROYAL BANK OF CANADA, as Co-
Documentation Agent, as an Issuing Bank
and as a Bank

By:	/s/ Emilee Scott
Name: Emilee Scott
Title: Authorized Signatory

CNP Credit Agreement – Signature Page

BNP PARIBAS, as a Bank

By:	/s/ Victor Padilla
Name: Victor Padilla
Title: Director

By:	/s/ Farhan Nassim
Name: Farhan Nassim
Title: Vice President

CNP Credit Agreement – Signature Page

BANK OF MONTREAL, as a Bank

By:	/s/ Hill Taylor
Name: Hill Taylor
Title: Director

CNP Credit Agreement – Signature Page

GOLDMAN SACHS BANK, N.A., as a
Bank

By:	/s/ Nicholas Merino
Name: Nicholas Merino
Title: Authorized Signatory

CNP Credit Agreement – Signature Page

MORGAN STANLEY BANK, N.A., as a
Bank

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

CNP Credit Agreement – Signature Page

PNC BANK, NATIONAL ASSOCIATION,
as a Bank

By:	/s/ James Begley
Name: James Begley
Title: Assistant Vice President

CNP Credit Agreement – Signature Page

THE TORONTO-DOMINION BANK,
NEW YORK BRANCH, as a Bank

By:	/s/ Paul Yoon
Name: Paul Yoon
Title: Director

CNP Credit Agreement – Signature Page

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ David Dewar
Name: David Dewar
Title: Director

CNP Credit Agreement – Signature Page

TRUIST BANK, as a Bank

By:	/s/ Catherine Strickland
Name: Catherine Strickland
Title: Vice President

CNP Credit Agreement – Signature Page

U.S. BANK, NATIONAL ASSOCIATION,
as a Bank

By:	/s/ John Prigge
Name: John Prigge
Title: Senior Vice President

CNP Credit Agreement – Signature Page

FIFTH THIRD BANK, NATIONAL
ASSOCIATION, as a Bank

By:	/s/ Brody Sherman
Name: Brody Sherman
Title: Principal

CNP Credit Agreement – Signature Page

THE BANK OF NEW YORK MELLON, as
a Bank

By:	/s/ Molly H. Ross
Name: Molly H. Ross
Title: Director

CNP Credit Agreement – Signature Page

THE NORTHERN TRUST COMPANY, as
a Bank

By:	/s/ Keith L. Burson
Name: Keith L. Burson
Title: Senior Vice President

CNP Credit Agreement – Signature Page

SCHEDULE 1.1(A)

SCHEDULE OF COMMITMENTS AND ADDRESSES

Names and Address of Banks	Aggregate Commitment
JPMorgan Chase Bank, N.A. 500 Stanton Christiana Road, NCC5, Floor 1 Newark, DE 19713-2107 Attn: Michelle Won Tel: 302-634-2214 Telecopy: 302-634-3301 michelle.won@chase.com	$136,304,347.82

Mizuho Bank, Ltd. 1271 Avenue of the Americas New York, NY 10020 Attn: Andrew Taylor (212) 282-4114 andrew.taylor@mizuhogroup.com	$136,304,347.82

Wells Fargo Bank, National Association 550 S Tryon Street, 11th Floor MAC: D1086-111 Charlotte, NC 28202 Attn: Patrick Engel Tel: 704-374-2385 patrick.d.engel@wellsfargo.com	$136,304,347.82

Bank of America, N.A. 620 S. Tryon St. Charlotte, NC 28255 Attn: John Eyerman Tel: 980-683-0063 john.eyerman@bofa.com	$136,304,347.83

Barclays Bank PLC 745 7th Avenue, 8th Floor New York, NY 10019 Attn: Surbhi Tewary Tel: 201-499-8153 Telecopy: 212-526-5115 surbhi.tewary@barclays.com	$136,304,347.83

Schedule 1.1(A) to CNP Credit Agreement

Names and Address of Banks	Aggregate Commitment
Citibank, N.A. 388 Greenwich Street, 35th Floor New York, NY 10013 Attn: Ashwani Khubani Tel: 212.816.3690 Telecopy: 646.291.1602 ashwani.khubani@citi.com 388 Greenwich Street, 4th Floor New York, NY 10013 Attn: Richard Rivera Tel: 212-723-3641 richard1.rivera@citi.com	$136,304,347.83

MUFG Bank, Ltd. Corporate Banking Middle Office – Post Boarding 1251 Avenue of the Americas, 12th Floor New York, NY 10020-1104 Attn: Documentation Unit CCD-DocUnit@us.mufg.jp	$136,304,347.83

Royal Bank of Canada 200 Vesey Street, 12th Floor New York, NY 10281-8098 Tel: 212-858-7374 Telecopy: 212-428-6201 frank.lambrinos@rbccm.com	$136,304,347.83

BNP Paribas 787 7th Avenue, 8th Floor New York, NY 10019 Attn: Victor Padilla Tel: 212-471-6761 victor.padilla@us.bnpparibas.com	$110,000,000.00

Bank of Montreal 320 South Canal Street Chicago, IL 60603 Attn: Michael Cummings; Alex Wu Tel: 929-837-9074; 347-640-2151 michael.cummings@bmo.com; alex.wu@bmo.com	$110,000,000.00

Schedule 1.1(A) to CNP Credit Agreement

Names and Address of Banks	Aggregate Commitment
Goldman Sachs Bank[4]	$110,000,000.00

Morgan Stanley Bank, N.A. 1300 Thames Street Wharf, 4th Floor Baltimore, MD 21231 Tel: 443-627-5900 Telecopy: 212-404-9645 doc4secportfolio@morganstanley.com	$110,000,000.00

PNC Bank, National Association 4720 Piedmont Row Drive, Suite 200 Charlotte, NC 28210 Attn: Gabriel Martin Tel: 704-551-2858 gabe.martin@pnc.com	$110,000,000.00

The Toronto-Dominion Bank, New York Branch 1 Vanderbilt Avenue New York, NY 10017 TDSBiLatDealBuilds@tdsecurities.com	$110,000,000.00

The Bank of Nova Scotia 250 Vesey Street, 23rd Floor New York, NY 10281 Attn: Sean Riley Tel: 212-225-5488 sean.riley @scotiabank.com	$110,000,000.00

Truist Bank 100 Crescent Court Dallas, TX 75201 Attn: Catherine Strickland catherine.strickland@truist.com	$110,000,000.00

U.S. Bank National Association 800 Nicollet Mall Minneapolis, MN 55402-7020 Attn: John T. Prigge Tel: 612-206-0424 john.prigge@usbank.com	$110,000,000.00

4 Notice and address information provided separately.

Schedule 1.1(A) to CNP Credit Agreement

Names and Address of Banks	Aggregate Commitment
Fifth Third Bank, National Association 1001 Fannin Street, Suite 4725 Houston, TX 77002 Attn: Thomas Kleiderer Tel: 713-401-6103 thomas.kleiderer@53.com	$39,855,072.47

The Bank of New York Mellon 500 Grant Street, 36th Floor Pittsburgh, PA 15258-0001 Attn: Molly Ross Tel: 412-234-7465 molly.ross@bny.com	$39,855,072.47

The Northern Trust Company 333 S. Wabash Ave. WB-42 Chicago, IL 60604 Attn: Keith Burson Tel: 312-444-3099 Telecopy: 312-557-1425 KB101@ntrs.com	$39,855,072.47

Total	$2,200,000,000.00

Schedule 1.1(A) to CNP Credit Agreement